Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 8, 2021

among

THE WILLIAMS COMPANIES, INC.,

NORTHWEST PIPELINE LLC, and

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC,

as Borrowers

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

MUFG BANK, LTD., and

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

MUFG BANK, LTD., and

ROYAL BANK OF CANADA

as Co-Documentation Agents

$3,750,000,000 Senior Unsecured Revolving Credit Facility

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES:
Schedule 2.01	–	Commitments of Revolving Lenders
Schedule 2.06	–	Existing Letters of Credit
Schedule 6.04	–	Restrictive Agreements

EXHIBITS:
Exhibit A	–	Form of Assignment and Acceptance
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Swing Line Borrowing Notice
Exhibit C	–	Form of Interest Election Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Note
Exhibit F	–	Form of U.S. Tax Compliance Certificate

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of October 8, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is among THE WILLIAMS COMPANIES, INC., a Delaware corporation (“Williams”), NORTHWEST PIPELINE LLC, a Delaware limited liability company (“NWP”), TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC, a Delaware limited liability company (“TGPL”), the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Adjustment Period” means a period elected by Williams, such election to be exercised by Williams by delivering notice thereof to the Administrative Agent, beginning with the funding date of the purchase price for any Specified Acquisition and ending on the earlier of (a) the last day of the second fiscal quarter next succeeding the fiscal quarter in which the Specified Acquisition was consummated; or (b) Williams’s election to terminate such Acquisition Adjustment Period, such election to be exercised by Williams delivering notice thereof to the Administrative Agent.

“Activities” has the meaning specified in Section 8.02(b).

“Added L/C Effective Date” has the meaning set forth in Section 2.06(l).

“Added L/C Representations” means representations and warranties made in letter of credit applications with respect to Added Letters of Credit that are in addition to or inconsistent with the representations contained in Article III.

“Added Letter of Credit” has the meaning set forth in Section 2.06(l).

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with the terms hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Aggregate Commitments” means the aggregate amount of all of the Revolving Lenders’ Commitments for all of the Borrowers. The initial Aggregate Commitments as of the Effective Date are $3,750,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the outstanding Credit Exposures of all the Revolving Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) LIBOR for a one month Interest Period that begins on such day (and if such day is not a Business Day, the immediately preceding Business Day) plus 1% (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means for any day (a) with respect to the Loans made to each Borrower, the applicable rate per annum set forth below under the caption “Eurodollar Spread” for Loans comprising Eurodollar Borrowings or “ABR Spread” for Loans comprising ABR Borrowings, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt for such Borrower, or (b) with respect to the commitment fees payable hereunder, the rate per annum set forth below under the caption “Commitment Rate” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt for Williams.

Index Debt Ratings: (S&P/Moody’s)	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 ≥A/A2	0.875%	0.000%	0.075%
Category 2 A- / A3	1.000%	0.000%	0.100%
Category 3 BBB+ / Baa1	1.125%	0.125%	0.125%
Category 4 BBB / Baa2	1.250%	0.250%	0.150%
Category 5 BBB- / Baa3	1.500%	0.500%	0.200%
Category 6 ≤ BB+ / Ba1	1.625%	0.625%	0.275%

For purposes of the foregoing, with respect to each Borrower (i) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, then the other rating agency shall be deemed to have established a rating in the same Category as such agency; (ii) if each of Moody’s and S&P shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the date of any applicable change to a rating for the Index Debt and ending on the date immediately preceding the effective date of the next such change. If neither Moody’s nor S&P shall have in effect a rating for the Index Debt, then the ratings for the Index Debt shall be deemed to fall within Category 6. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Electronic Communications” means each Communication that any Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material.

“Approved Electronic Platform” has the meaning specified in Section 9.02.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Atlantic Sunrise Project” means the project to construct and operate the proposed facilities in Pennsylvania, Maryland, Virginia, North Carolina, and South Carolina to increase firm incremental transportation service on the TGPL system by 1,700,002 dekatherms per day for which TGPL was granted certificates of public convenience and necessity by the United States’ Federal Energy Regulatory Commission in the Order Issuing Certificate (February 3, 2017), as may be amended from time to time, included in Docket No. CP15-138-000.

“Attributable Obligation” of any Person means, with respect to any Sale and Leaseback Transaction of such Person as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of such Person only, be extended).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)

the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c) with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), or clause (b) or clause (c) of this definition would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)

for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)	for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points); and

(3)

for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(4)

for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion (in consultation with the Borrowers), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in its reasonable discretion, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in its reasonable discretion, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)

in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(b)(i)(B); or

(d)

in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14. and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means any of (a) Williams, (b) until the date on which NWP delivers to the Agent a certificate requesting that it be removed as a Borrower, NWP and (c) until the date on which TGPL delivers to the Agent a certificate requesting that it be removed as a Borrower, TGPL and “Borrowers” means, collectively, all of the Borrowers at such time.

“Borrower Sublimit” has the meaning set forth in Section 2.01(a).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Banks and the Swing Line Lender (and “Cash Collateral” and “Cash Collateralization” have corresponding meanings).

“Change in Control” means the occurrence of any of the following:

(a) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Borrower or of any Subsidiary of Williams) or two or more Persons acting in concert (other than any group of employees of Williams or any of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of Williams; or

(b) the first day on which a majority of the members of the Board of Directors of Williams are not Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender or Issuing Bank with, any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, with respect to any Revolving Lender, the commitment of such Lender to make Loans, participate in Swing Line Loans, and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Revolving Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Borrower or their respective Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period (without duplication) and for any Person, consolidated net income of such Person and its consolidated Subsidiaries for such period in accordance with GAAP, plus (a) each of the following to the extent deducted in determining such consolidated net income (i) all Consolidated Interest Expense for such period and other payments made during such period in respect of the interest component of Finance Lease Obligations, Financing Transactions, and Sale and Leaseback Transactions, (ii) all income Taxes and franchise Taxes of such Person and its consolidated Subsidiaries for such period, (iii) all depreciation, depletion and amortization (including amortization of intangible assets and debt issuance costs) of such Person and its consolidated Subsidiaries for such period, (iv) any other non-cash charges or losses of such Person and its consolidated Subsidiaries for such period, including asset impairments, write-downs or write-offs, (v) the amount of charges, fees or expenses associated with any equity interests or debt, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses, and (vi) extraordinary or non-recurring losses, plus (b) the amount of cash dividends actually received during such period by such Person on a consolidated basis from unconsolidated Subsidiaries of such Person or other Persons (provided that any such cash dividends actually received within thirty days after the last day of any fiscal quarter attributable to operations during such prior fiscal quarter may be deemed to have been received during such prior fiscal quarter and not in the fiscal quarter actually received), minus (c) each of the following: (i) all non-cash items of income or gain of such

Person and its consolidated Subsidiaries (reduced by Specified Deferred Revenue) which were included in determining such consolidated net income for such period, (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash charges or losses were reflected as a charge in determining consolidated net income hereunder, (iii) equity earnings from unconsolidated Subsidiaries of such Person, (iv) extraordinary or non-recurring gains, and (v) any cash dividends previously included in Consolidated EBITDA pursuant to clause (b) above that are returned for any reason, including due to a requirement in connection with Non-Recourse Debt of the Person that made such cash dividends. Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (a) and (b) for all purposes under this Agreement:

(a) If, during the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, such Person, any Subsidiary of such Person or any entity with respect to which such Person holds an equity method investment shall have made any acquisition of assets, shall have consolidated or merged with or into any Person, or shall have made an acquisition of any Person, Consolidated EBITDA may, at such Person’s option, be calculated giving pro forma effect thereto, without duplication, as if the acquisition, consolidation or merger had occurred on the first day of such period, which pro forma effect shall be determined in good faith by a Financial Officer of such Person; and

(b) as further described in Section 6.05(a), at Williams’s option, Consolidated EBITDA may be increased by the amount of any applicable Material Project EBITDA Adjustments applicable to such period.

“Consolidated Indebtedness” means, with respect to any Person, the Indebtedness of such Person and its consolidated Subsidiaries determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means, for any period, for any Person, all interest paid or accrued during such period by such Person and its consolidated Subsidiaries on, and all fees and related charges in respect of, Consolidated Indebtedness which was deducted in determining consolidated net income during such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of Williams and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Williams and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (a) preferred stock (if any), (b) an amount equal to the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization, (c) par value of common stock, (d) capital in excess of par value of common stock, (e) stockholders’ or equityholders’ capital or equity, and (f) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

“Consolidated Total Capitalization” means as to any Person, the sum of (a) such Person’s Consolidated Indebtedness and (b) such Person’s Consolidated Net Worth.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Williams who:

(a)	was a member of such Board of Directors on the date of this Agreement; or

(b)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and its obligation to purchase participations in the Swing Line Loans at such time.

“Dalton Expansion Project” means the project to construct, lease, and operate pipeline, compression, metering, and appurtenant facilities in Virginia, North Carolina, and Georgia for which TGPL was granted certificates of public convenience and necessity by the United States’ Federal Energy Regulatory Commission in the Order Issuing Certificate (July 7, 2016), as may be amended from time to time, included in Docket No. CP15-117-000.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning specified in Section 2.04(b).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Williams in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Williams, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Williams, to confirm in writing to the Administrative Agent and Williams that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Williams), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Williams, each Issuing Bank, and each Lender.

“Departing Lender” has the meaning specified in Section 9.22(a).

“Departing Lender Agreement” has the meaning specified in Section 9.22(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of both:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Date” means October 8, 2021.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Banks, (iii) the Swing Line Lender and (iv) unless an Event of Default has occurred and is continuing at the time of such assignment, Williams (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Williams or any of Williams’s Affiliates.

“Entering Lender” has the meaning specified in Section 9.22(a).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Equity Interest” means shares of the Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”, as to any applicable Person, means any trade or business (whether or not incorporated) that, together with Williams, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA (other than an event for which the 30-day notice period is waived) which could reasonably be expected to result in a termination of, or the appointment of a trustee to administer, a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Williams or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Williams or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Williams or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA; or (g) the receipt by Williams or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Williams or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, other than (in the case of clauses (a) through (g) of this definition) where the matters described in such clauses, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

“Erroneous Payment” has the meaning specified in Section 8.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 8.12(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 8.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBOR Rate (other than Swing Line Loans and Borrowings thereof).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States of America for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deduct from a payment to a Recipient, (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, having its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), U.S. federal withholding Tax imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (c) any Tax that is attributable to such Lender’s failure to comply with Section 2.17(f) or (d) any Taxes imposed by FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 13, 2018 among Williams, NWP, TGPL, the lenders party thereto, and Citibank, N.A., as administrative agent, as amended prior to the Effective Date.

“Existing Commitments” has the meaning specified in Section 9.22(b).

“Existing LC Exposure” has the meaning specified in Section 9.22(b).

“Existing Lenders” means each Lender (under and as defined in the Existing Credit Agreement) that is also a Lender under this Agreement.

“Existing Letters of Credit” means all letters of credit listed on Schedule 2.06.

“Existing Loans” has the meaning specified in Section 9.22(b).

“Existing Swing Line Loan Exposure” has the meaning specified in Section 9.22(b).

“Extending Lender” has the meaning specified in Section 2.04(c).

“Extension Effective Date” has the meaning specified in Section 2.04(c).

“Extension Request” has the meaning specified in Section 2.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and related to the foregoing.

“FCA” has the meaning assigned thereto in Section 1.06.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it (but if any such calculation results in a rate that is less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Fee Letters” means, collectively, (a) that certain Fee Letter dated as of September 16, 2021 by and between Wells Fargo Bank, National Association and Williams and (b) that certain Fee Letter dated as of September 16, 2021 by and among Wells Fargo Bank, National Association, the Joint Lead Arrangers and Williams.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as finance leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a finance lease as a result of a change in GAAP during the life of such lease, including any renewals, and (b) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of the Effective Date, in each case, shall be treated as an operating lease for all purposes under this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or the governing body of such Person.

“Financing Transaction” means, with respect to any Person (a) any prepaid forward sale of oil, gas or minerals by such Person (other than gas balancing arrangements in the ordinary course of business), that is intended primarily as a borrowing of funds, excluding volumetric production payments and (b) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds (excluding interest rate, currency, commodity or other swaps, collars, caps, options or other derivatives to hedge against risks for non-speculative purposes), with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each of (a) each Subsidiary of Williams that executes a Guaranty in accordance with Section 5.09 hereof and (b) the respective successors of such Subsidiary, in each case until any such Subsidiary shall be released and relieved of its obligations pursuant to Section 5.09 hereof.

“Guaranty” means a guaranty executed by any Guarantor in favor of the Administrative Agent and the Lenders in form and substance reasonably agreed between Williams and the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a tenor of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Williams or any of its Subsidiaries, (b) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (c) substantially all the assets of which consist of (i) subordinated debt of Williams or a Subsidiary of Williams, and (ii) payments made from time to time on the subordinated debt.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by a Borrower or any of its Subsidiaries in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“IBA” has the meaning assigned thereto in Section 1.06.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables), which obligation is, individually, in excess of $150,000,000, (c) all Finance Lease Obligations of such Person, (d) all obligations of such Person under any Financing Transaction, (e) all Attributable Obligations of such Person with respect to any Sale and Leaseback Transaction, and (f) all obligations of such Person under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition; provided that Indebtedness shall not include (1) Non-Recourse Debt, (2) Performance Guaranties, (3) monetary obligations or guaranties of monetary obligations of Persons as lessee under leases (other than, to the extent provided hereinabove, Attributable Obligations) that would have been treated as operating leases in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease obligations were in effect on such date), (4) any obligations of such Person under volumetric production payment arrangements, (5) International Debt, (6) Pipeline Lease Obligations, and (7) guarantees by such Person of obligations of others which are not obligations described in clauses (a) through (e) of this definition, and provided further that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder. For the avoidance of doubt, “Indebtedness” of a Person in respect of letters of credit shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Index Debt” means, as to any Person, senior, unsecured, non-credit enhanced Indebtedness of such Person.

“Information Memorandum” means the Confidential Information Memorandum dated September 16, 2021 relating to Williams and the Transactions.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week later or on the numerically corresponding day in the calendar month that is one, three, or six months; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Debt” means the Indebtedness of any International Subsidiary.

“International Subsidiary” means any subsidiary of Williams that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means the Persons listed on Schedule 2.01 with a Letter of Credit Commitment or any other Lender that has issued or agreed to issue Letters of Credit at the request of a Borrower after consultation with the Administrative Agent, in its capacity as the issuer of such Letter of Credit, and “Issuing Banks” means, collectively, all of such Issuing Banks. Any Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank if Williams (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Administrative Agent may, with the consent of Williams and the Lender in question, appoint any Lender hereunder as an Issuing Bank in place of or in addition to any other Issuing Bank.

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., The Bank of Nova Scotia, Houston Branch, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd. and RBC Capital Markets as joint lead arrangers and joint book runners.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Leidy South Project” means the project to construct and operate pipeline replacement, looping, and compression facilities in Pennsylvania to increase firm incremental transportation service on the TGPL system by 582,400 dekatherms per day for which TGPL was granted certificates of public convenience and necessity by the United States Federal Energy Regulatory Commission in the Order Issuing Certificates and Approving Abandonment (July 17, 2020), as may be amended from time to time, included in Docket No. CP19-494-000.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Party” means any Lender or any Issuing Bank.

“Lender Party Appointment Period” has the meaning assigned in Section 8.06.

“Lenders” means the Revolving Lenders and the Swing Line Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Added Letters of Credit.

“Letter of Credit Commitment” means, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank and LC Disbursements with respect to Letters of Credit issued by such Issuing Bank, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased or reduced pursuant to Section 2.01(c)(iii) or (c) terminated pursuant to Section 8.10. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01.

“Letter of Credit Documents” means with respect to any Letter of Credit, each letter of credit application and any other document, agreement and instrument entered into by an Issuing Bank and a Borrower (or by the Borrower on behalf of any Subsidiary of such Borrower, as a co-applicant) or in favor of such Issuing Bank and relating to any such Letter of Credit.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.14,

(a) for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, and as displayed on the Reuters screen page that displays such rate, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b) for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, and as displayed on the Reuters screen page that displays such rate, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 0%, and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.14, in the event that a Benchmark Replacement with respect to LIBOR is implemented, then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement relating to such asset.

“Loan Documents” means this Agreement, each Note, each Letter of Credit Document, the Fee Letters, the Guaranties and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on the financial condition, operations, or properties of Williams and its Subsidiaries, taken as a whole, as indicated in the quarterly or annual financial statements of Williams.

“Material Indebtedness” means, with respect to any Borrower, Indebtedness (other than the Loans and Letters of Credit), of any one or more of such Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Project” means, for any Person, the construction or expansion of any capital project of such Person or any of its Subsidiaries or any entity with respect to which it holds an equity method investment, the aggregate capital cost of which exceeds $10,000,000.

“Material Project EBITDA Adjustments” shall mean, for any Person, with respect to each Material Project of such Person:

(A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of such Person and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by Administrative Agent), which may, at such Person’s option, be added to actual Consolidated EBITDA for such Person and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of such Person and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its

Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of such Person and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at such Person’s option, be added to actual Consolidated EBITDA for such Person and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless:

(a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.05(a), such Person shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of such Person and its Subsidiaries attributable to such Material Project, and

(b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of such Person and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

Any Material Project EBITDA Adjustment with respect to any Material Project of an entity with respect to which such Person holds an equity method investment shall be determined as set forth above, based upon the projected (prior to the Commercial Operation Date) and actual (on and after the Commercial Operation Date) cash dividends projected to be received or actually received by such Person on a consolidated basis from such entity.

“Material Subsidiary” means, with respect to any Borrower, each Subsidiary of such Borrower that, as of the last day of the fiscal year of such Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of such Borrower as of such day; provided that the Non-Recourse Subsidiaries shall not be deemed to be Material Subsidiaries for any purpose of this Agreement.

“Maturity Date” means the earlier of (a) the fifth anniversary of the Effective Date, as the same may be extended pursuant to, and subject to the terms and conditions of, Section 2.04; and (b) the termination in whole of the Commitments.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) any Borrower or an ERISA Affiliate of any Borrower.

“Non-Defaulting Lender” means, at any time, a Revolving Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means any Indebtedness incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, a project, which Indebtedness does not provide for recourse against Williams or any Subsidiary of Williams (other than a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of Williams or any Subsidiary of Williams (other than the Equity Interests in, or the property or assets of, a Non-Recourse Subsidiary) other than, in each case, recourse that consists of rights to recover dividends or distributions paid by such Non-Recourse Subsidiary. Non-Recourse Debt may become or cease to become Non-Recourse Debt on the basis of whether it satisfies this definition at the time considered.

“Non-Recourse Subsidiary” means (a) any subsidiary of Williams (other than a Borrower or a Subsidiary of Williams that is an owner, directly or indirectly, of any Equity Interest in any Borrower) whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all of the assets of which subsidiary and such Person are limited to (i) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (ii) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (iii) Indebtedness or other obligations of Williams or its Subsidiaries or other Persons and (b) any Subsidiary of a Non-Recourse Subsidiary. A Non-Recourse Subsidiary may become or cease to become a Non-Recourse Subsidiary on the basis of whether it satisfies this definition at the time considered.

“Notes” means any promissory notes issued by a Borrower pursuant to Section 2.10(e).

“Oil and Gas Agreements” means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, leases and subleases of Oil and Gas Properties or other similar agreements which are customary in the oil and gas business, howsoever designated, in each case made or entered into in the ordinary course of the oil and gas business as conducted by the Borrowers and their Subsidiaries.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil and other Hydrocarbons in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and any and all property, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of both:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, the same International Organization of Securities Commissions (IOSCO) compliant term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent Company” means, with respect to a Lender, (i) the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, (ii) with respect to a Foreign Lender, any entity which is a parent of such Foreign Lender, and/or (iii) any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 9.05(d).

“Participant Register” has the meaning set forth in Section 9.05(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning set forth in Section 8.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“pdf” means Portable Document Format or any other electronic format for the transmission of images.

“Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt or International Debt that (a) if secured, is secured only by assets of, or Equity Interests in, a Non-Recourse Subsidiary or an International Subsidiary, and (b) guarantees to the provider of such Non-Recourse Debt or International Debt or any other Person the (i) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt or International Debt, (ii) completion of the minimum agreed equity contributions to the relevant Non-Recourse Subsidiary or International Subsidiary, or (iii) performance by a Non-Recourse Subsidiary or an International Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt or International Debt.

“Permitted Liens” means:

(a) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by Williams or any of its Subsidiaries, whether or not assumed by Williams or any of its Subsidiaries;

(b) any Lien existing on any property of a Subsidiary of Williams at the time it becomes a Subsidiary of Williams and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with Williams (whether or not Williams is the surviving Person) or any of its Subsidiaries and not created in contemplation thereof;

(c) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(d) Liens on earnest money deposits made by Williams or a Subsidiary of Williams in connection with any letter of intent or purchase agreement with respect to an acquisition or other investment permitted hereunder;

(e) Liens on accounts receivable and related asset proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by Williams or any of its Subsidiaries and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(f) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;

(g) any Lien securing industrial development, pollution control or similar revenue bonds;

(h) Liens existing on the Effective Date;

(i) Liens in favor of a Borrower or any of its Subsidiaries;

(j) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under this Agreement; provided, that (i) the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred therewith) at the time of such refunding, extension, refinancing or replacement and (ii) the Liens securing the Refinanced Indebtedness are limited to either (A) substantially the same collateral that secured, at the time of such refunding, extension, refinancing or replacement, the Indebtedness so refunded, extended, refinanced or replaced or (B) other collateral of reasonably equivalent value of the collateral described in clause (A) above;

(k) Liens on and pledges of the Equity Interests of any joint venture owned by Williams or any of its Subsidiaries to the extent securing Indebtedness of such joint venture that is non-recourse to Williams or any of its Subsidiaries;

(1) any Lien created or assumed by Williams or any of its Subsidiaries on oil, gas, coal or other mineral or timber property, owned or leased by Williams or any of its Subsidiaries in the ordinary course of the business;

(m) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted to be subject to Liens but subject to the same restrictions and limitations set forth in this Agreement as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only obligations that such property is permitted to secure);

(n) any Liens securing Indebtedness neither assumed nor guaranteed by Williams or a Subsidiary of Williams nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by Williams or such Subsidiary, which Liens do not materially impair the use of such property for the purposes for which it is held by Williams or such Subsidiary;

(o) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(p) undetermined Liens incidental to construction or maintenance;

(q) any Lien created by Williams or a Subsidiary of Williams on any contract (or any rights thereunder or proceeds therefrom) providing for advances by Williams or such Subsidiary to finance gas exploration and development or to finance acquisition or construction of gathering systems, which Lien is created to secure Indebtedness incurred to finance such advance;

(r) any Liens on cash, short term investments and letters of credit securing obligations of Williams or any of its Subsidiaries under currency hedges and interest rate hedges;

(s) Liens granted pursuant to any Loan Document, including in connection with any Cash Collateralization;

(t) Liens for Taxes, customs duties or other governmental charges or assessments that are not at the time determined (or, if determined, are not at the time delinquent), or that are delinquent but the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if required by such principles, have been provided on the books of the relevant entity;

(u) Liens pursuant to master netting agreements and other agreements entered into in the ordinary course of business in connection with hedging obligations, so long as such Liens encumber only amounts owed under the hedges covered by such agreements;

(v) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(w) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are not owned by Williams or any of its Subsidiaries on the Effective Date and that are acquired, developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt;

(x) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the Equity Interests and assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are owned by Williams or any of its Subsidiaries on the Effective Date (“Existing Assets”) and that are developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt, provided that the aggregate fair market value (determined as of the Effective Date) of Existing Assets on which Liens may be granted pursuant to this clause (x) shall not exceed $500,000,000;

(y) Liens securing International Debt so long as such Liens do not encumber any assets of the Borrower or any of its Subsidiaries (other than the Equity Interests of the International Subsidiary that is the borrower of such International Debt);

(z) Liens on deposits or other security given to secure bids, tenders, trade contracts, leases, government contracts, or to secure or in lieu of surety and appeal bonds, performance and return of money bonds, in each case to secure obligations arising in the ordinary course of business of the Borrower and its Subsidiaries;

(aa) Liens on deposits or other security given to secure public or statutory obligations and deposits as security for the payment of Taxes, other governmental assessments or other similar governmental charges, in each case to secure obligations of a Borrower or any of its Subsidiaries arising in the ordinary course of business; and

(bb) Liens arising under Oil and Gas Agreements to secure compliance with such agreements; provided that any such Lien referred to in this clause are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and provided further that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by any Borrower or any Subsidiary or materially impair the value of such property subject thereto, and provided further that such Liens are limited to property, including all relevant Oil and Gas Properties, that are the subject of the relevant Oil and Gas Agreement.

Each of the foregoing paragraphs (a) through (bb) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

“Permitted Tax Distribution” shall mean, for any taxable period or portion thereof:

(a) in the case of any Borrower or any of its Subsidiaries that is classified as a partnership or other passthrough entity for federal income Tax purposes (including, for the avoidance of doubt, an entity that is disregarded as separate from its owner for federal income Tax purposes), payments or distributions to each member of such entity on or before each estimated payment date as well as each other applicable due date in an amount not to exceed, in the case of each member, the product of (i) the net taxable income allocated by such Borrower or its Subsidiaries to each of its members for such taxable period or portion thereof, and (ii) the highest applicable marginal federal, state, and local Tax rates applicable to an individual or corporation, as the case may be, that is resident in Tulsa, Oklahoma; or

(b) in the case of any Borrower or any of its Subsidiaries that is a member of the affiliated group of corporations filing a consolidated Tax return that includes Williams (the “Williams Group”), payments or distributions to the common parent of the Williams Group on or before each estimated payment date as well as each other applicable due date in an amount not to exceed the amount of federal, state, and local Taxes that such Borrower or its Subsidiaries would have been required to pay for such taxable period or portion thereof (computed at the highest applicable marginal federal, state, and local Tax rates) if such Borrower or its Subsidiaries had paid such Taxes separately from Williams;

provided that for purposes of this definition, (i) there shall be taken into account the character of any income, gains, or losses, and (ii) any losses previously allocated to such member (that have not reduced taxable income in a prior taxable period or portion thereof) or, in the case of clause (b), not previously taken into account in determining prior Tax distributions, shall reduce taxable income; provided further that the amount determined to be distributable pursuant to this definition shall be reduced by any permitted Tax distributions previously made to the applicable recipient (but only to the extent that such amounts have not previously reduced permitted Tax distributions).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Lease Obligations” means, for any Person, lease obligations not constituting debt for borrowed money that are classified as debt on the balance sheet of such Person in accordance with GAAP and that are related to certain natural gas expansion projects where (i) TGPL or NWP has developed a new natural gas pipeline facility, (ii) a portion of all capital expenditures, costs, and expenses related to such new natural gas pipeline facility has been funded by co-owners in such project, in proportion to their undivided ownership interests in such pipeline facility, and (iii) such undivided ownership interest and the associated pipeline capacity are being leased by TGPL or NWP to provide transportation services to third-party shippers under firm transportation agreements. As of the Effective Date, Pipeline Lease Obligations include, are anticipated to include, or will include, but are not limited to, those related to the Leidy South Project, the Dalton Expansion Project, and the Atlantic Sunrise Project.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA currently maintained by, or in the event such plan has terminated, to which contributions have been made or an obligation to make such contributions has accrued during any of the five plan years preceding the date of the termination of such plan by, any applicable Borrower or any ERISA Affiliate of such Borrower subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Williams or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in New York, New York (but if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, as to any Revolving Lender, its Commitment divided by the aggregate Commitments of all Revolving Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agency” means each of Moody’s and S&P.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank and (d) the Swing Line Lender as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.05(c).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remaining Banks” has the meaning assigned to such term in Section 2.06(j)(iii).

“Replacement Lender” has the meaning set forth in Section 2.04(b).

“Required Lenders” means, at any time, Revolving Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time, as such definition may be modified from time to time in accordance with Section 9.03 hereof and subject, in any event, to Section 1.05.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to Williams, the president, chief executive officer, chief financial officer, the general counsel, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, or the controller of Williams or any other officer designated as a “Responsible Officer” by the board of directors of Williams and (b) with respect to any other Person, the president, chief executive officer, chief financial officer, the general counsel, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, or the controller of such Person or any other officer designated as a “Responsible Officer” by the board of directors (or equivalent governing body) of such Person.

“Restricted Lender” has the meaning specified in Section 1.05.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of such Person or any option, warrant or other right to acquire any Equity Interests of such Person; provided that (a) dividends, distributions or payments of common Equity Interests of such Person, (b) any Equity Interest split, Equity Interest reverse split or similar transactions and (c) Williams’ open market repurchase of any of its Equity Interests and acquisitions by officers, directors and employees of Williams of Equity Interests in Williams through cashless exercise of options, warrants or other rights to acquire Equity Interests in Williams issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by Williams in the ordinary course of business, in each case shall be deemed not to be “Restricted Payments”.

“Revolving Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(c) other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions” has the meaning set forth in Section 3.11(a).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, as of the Effective Date at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means one or more acquisitions of assets, Equity Interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $25,000,000, whether effectuated in one or a series of related transactions.

“Specified Deferred Revenue” means, for any period and for any Person, cash payments received or amounts invoiced by such Person during such period in respect of services performed or capacity provided under a transportation or shipping contract, that are required under GAAP to be treated as deferred revenue of such Person. For the avoidance of doubt, Specified Deferred Revenue shall not include deferred revenue resulting from cash payments received from customers for construction reimbursements, contract prepayments, or one-time contract settlements or restructurings.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (A) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (B) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively; provided, however that “Subsidiary” with respect to the Borrower does not include (1) any Non-Recourse Subsidiary and (2) any International Subsidiary.

“Swing Line Borrowing Notice” has the meaning set forth in Section 2.05(b).

“Swing Line Lender” means Wells Fargo Bank, National Association.

“Swing Line Limit” means a maximum principal amount of the lesser of (a) $200,000,000 and (b) the Aggregate Commitments at any one time outstanding.

“Swing Line Loan” means a Loan made available to a Borrower by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Loan Exposure” means, as to any Revolving Lender at any time, an amount equal to its Pro Rata Share of the aggregate principal amount of outstanding Swing Line Loans at such time.

“Swing Line Rate” means, for any day, the sum of (a) the Alternate Base Rate plus (b) the Applicable Rate with respect to ABR Borrowings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Terminating Bank” has the meaning assigned to such term in Section 2.06(j)(iii).

“Transactions” means the signature and delivery by the Borrowers of this Agreement, the borrowing of Loans, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreallocated Portion” has the meaning assigned to such term in Section 2.06(j)(iii).

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or similar governing body) of such Person.

“Williams” has the meaning specified in the recitals to this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. All accounting terms not specifically defined shall be construed in accordance with GAAP. To the extent there are any changes in accounting standards from December 31, 2020, the financial condition covenants set forth herein will continue to be determined in accordance with accounting standards in effect on December 31, 2020, as applicable, until such time, if any, as such financial covenants are adjusted or reset to reflect such changes in accounting standards and such adjustments or resets are agreed to in writing by the Borrowers and the Administrative Agent (after consultation with the Required Lenders).

Section 1.05 Restricted Lenders. With respect to each Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsverordnung) (each a “Restricted Lender”), Sections 3.11 and 5.07 shall only benefit such Restricted Lender to the extent that such provision would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade Act (Außenwirtschaftsverordnung) or a similar antiboycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Sections 3.11 and 5.07 of which a Restricted Lender does not have the benefit, to the extent that on or prior to the date of such amendment, waiver, determination or direction (and until such time as such Lender shall advise the Administrative Agent in writing otherwise), such Lender has advised the Administrative Agent in writing that it does not have such benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made. The foregoing limitations are strictly limited to the Restricted Lenders and nothing contained in this paragraph shall affect the applicability or benefit of Sections 3.11 and 5.07 to any other Lender or party hereto.

Section 1.06 Rates. The interest rate on Eurodollar Loans, ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate), and Swingline Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) may be determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021,

ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Loans, ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate), or Swingline Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.14, such Section 2.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, of any change to the reference rate upon which the interest rate onEurodollar Loans, ABR Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate), and Swingline Loans (when determined by reference to clause (c) of the definition of Alternate Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14, will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Loans in Dollars to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the Aggregate Commitments; provided, however, that in no event shall the sum of the total Credit Exposures with respect to each of NWP and TGPL, individually, exceed $500,000,000 (the “Borrower Sublimit”), it being understood that the termination of a Borrower Sublimit for either NWP or TGPL shall not result in a reduction of the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Loans.

(b) [Reserved].

(c) Increase in Commitments.

(i) Williams shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Revolving Lenders (collectively, the “New Lenders”) or by allowing one or more Revolving Lenders to increase their respective Commitments; provided however that: (A) immediately prior to and immediately after giving effect to the increase, no Event of Default shall have occurred hereunder and be continuing, (B) no such increase shall cause the Aggregate Commitments to exceed $4,250,000,000, (C) no Lender’s Commitment shall be increased without such Lender’s consent, (D) such increase shall not result in the increase of any Borrower Sublimit and (E) such increase shall be evidenced by a commitment increase agreement in form and substance reasonably acceptable to the Administrative Agent and executed by Williams, the Administrative Agent, the New Lenders, if any, Lenders increasing their Commitments, if any, and (if any Lender increases its Commitments or is a New Lender) the Issuing Banks, and which shall indicate the amount and allocation of such increase in the Aggregate Commitments and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a “Revolving Lender” and a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrowers shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Loans of each Revolving Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Aggregate Commitments under this Section.

(ii) As a condition precedent to each increase pursuant to Section 2.01(c)(i) above, Williams shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance reasonably satisfactory to the Administrative Agent:

(A) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of Williams certifying that each of the conditions to such increase set forth in this Section 2.01(c) shall have occurred and been complied with and that, before and after giving effect to such increase, (1) the representations and warranties (other than Added L/C Representations) contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (2) no Event of Default exists and is continuing;

(B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of Williams as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Administrative Agent may reasonably require to evidence that Williams is validly existing and in good standing in its jurisdiction of organization; and

(C) a favorable customary opinion of counsel to Williams, relating to such increase agreement, addressed to the Administrative Agent and each Lender if requested by the Administrative Agent or such Lenders.

(iii) Any Borrower shall have the option, by agreement with any Lender to (A) after consultation with the Administrative Agent, cause such Lender to become or cease to be an Issuing Bank under this Agreement and (B) increase or decrease the Letter of Credit Commitment of any Lender as an Issuing Bank.

Section 2.02 Loans and Borrowings.

(a) Each Loan (other than the Swing Line Loans) shall be made as part of a Borrowing consisting of Loans made by the Revolving Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than Borrowings of Swing Line Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as a Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or, in the case of NWP or TGPL, the entire unused balance of the Borrower Sublimit applicable to it, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) or the repayment of a Swing Line Loan as contemplated by Section 2.05(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 24 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing (other than a Borrowing of a Swing Line Loan), a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Borrowing Request signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified in a Borrowing Request delivered pursuant to Section 2.03, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Extension of Maturity Date.

(a) No earlier than 90 days prior to the first anniversary of the Effective Date and no later than 30 days prior to the Maturity Date (or previously extended Maturity Date pursuant hereto), upon notice to the Administrative Agent (which shall promptly, but in any event within three (3) Business Days after receipt of such notice, notify the Lenders and the Issuing Banks of such notice), the Borrowers may request an extension of the Maturity Date then in effect (an “Extension Request”) for an additional one-year period; provided that (i) no more than two of such one-year extensions shall be permitted hereunder and (ii) the terms and conditions applicable to any such extension of Commitments and Letter of Credit Commitments with respect to a particular Lender or Issuing Bank shall be the same as those applicable to each other Lender or Issuing Bank. Within 20 days of delivery of such Extension Request, each Lender and each Issuing Bank shall notify the Administrative Agent and Borrowers whether or not it consents to such Extension Request (which consent may be given or withheld in such Lender’s or such Issuing Bank’s, as applicable, sole and absolute discretion). Any Non-Defaulting Lender with a then effective Commitment may consent to an Extension Request irrespective of whether such Lender previously had been a Declining Lender with respect to a previous Extension Request. The Administrative Agent shall promptly notify the Borrowers, the Lenders and the Issuing Banks of the Lenders’ and the Issuing Banks’ responses.

(b) The Commitment of any Lender and the Letter of Credit Commitment of any Issuing Bank that declines or fails to respond to the Borrowers’ request for an extension of the Maturity Date within such time period (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender or Issuing Bank, as applicable (without regard to any extension by other Lenders or Issuing Banks). On such applicable Maturity Date, (i) the aggregate Commitments of all Lenders shall be reduced by the total Commitments of all Declining Lenders expiring on such Maturity Date, except to the extent one or more Eligible Assignees shall have agreed to assume such Commitments with the extended Maturity Date in accordance with Section 2.19(b) (each, a “Replacement Lender”), and (ii) the aggregate Letter of Credit Commitments of all Issuing Banks shall be reduced by the total Letter of Credit Commitments of all Declining Lenders expiring on such Maturity Date, except to the extent (x) one or more Extending Lenders or Replacement Lenders shall have agreed to assume such Letter of Credit Commitments and (y) such Extending Lender or Replacement Lender is an Issuing Bank on such Maturity Date. Each Borrower shall pay in full the unpaid principal amount of all Loans owing by it to each Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement and all other amounts due to such Declining Lender under this Agreement, including any breakage fees or costs that are payable pursuant to Section 2.16, on the Maturity Date applicable to such Declining Lender or the earlier replacement of such Declining Lender pursuant to Section 2.19(b). Further, in connection with each Maturity Date, each Borrower shall Cash Collateralize the LC Exposure for all outstanding Letters of Credit requested by it as and to the extent required pursuant to Sections 2.06(c) and 2.06(j)(iii).

(c) So long as, and only if, the Required Lenders (calculated after giving effect to any replacements of Lenders permitted herein) have consented to the Extension Request and upon the satisfaction of the conditions precedent specified below in this clause (c), the Maturity Date shall be extended as to each Lender that agrees in its sole discretion pursuant to clause (a) above to extend its Commitment (each an “Extending Lender”) (irrespective of whether such Lender previously had been a Declining Lender), shall be extended to the Maturity Date specified in such Extension Request; provided that with respect to any previously Declining Lender who is an Extending Lender with respect to a current Extension Request, by giving its consent, such Extending Lender shall also be deemed to have approved each prior extension of the Maturity Date as to which it was a Declining Lender. Upon satisfaction of the conditions precedent provided in the next sentence, the Administrative Agent and the Borrowers shall promptly confirm to the Lenders and the Issuing Banks any extension of the Maturity Date pursuant to this Section 2.04, specifying the date of such satisfaction of the conditions precedent (the “Extension Effective Date”) and the extended Maturity Date with respect to the Extending Lenders. As a condition precedent to such extension, each Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Extension Effective Date signed by a Responsible Officer of such Borrower certifying that, as of the Extension Effective Date, (i) immediately before and immediately after giving effect to such extension, the representations and warranties set forth in this Agreement are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as written, including the materiality qualifier) on and as of such date (other than those representations and warranties that expressly relate to a specific earlier date, which are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date as written, including the materiality qualifier)) and (ii) immediately before and immediately after giving effect to such extension, no Default or Event of Default has occurred and is continuing.

(d) If the Maturity Date is extended in accordance with this Section, (i) the Administrative Agent shall record in the Register any Replacement Lender’s information as provided pursuant to an Administrative Questionnaire that shall be executed and delivered by such Replacement Lender to the Administrative Agent on or before such Extension Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Revolving Lenders (including any Replacement Lenders) and Issuing Banks that will be Revolving Lenders and Issuing Banks hereunder (and their respective Commitments and Letter of Credit Commitments) after giving effect to such extensions and the Administrative Agent shall distribute to each Lender (including each Replacement Lender) and each Issuing Bank a copy of such amended and restated Schedule 2.01, (iii) each Replacement Lender that complies with the provisions of this Section 2.04 shall be a “Lender” for all purposes under this Agreement, (iv) all calculations and payments of interest on the Loans shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Loan made by such Lender during the relevant period of time, and (v) each Lender’s share of the LC Exposure and obligation to participate in Swing Line Loans on such date shall automatically be deemed to equal such Lender’s Applicable Percentage of the LC Exposure (such Applicable Percentage for such Lender to be determined as of such Extension Effective Date in accordance with its Commitment on such date as a percentage of the Commitments on such date) or the Swing Line Lenders, as applicable, without further action by any party.

(e) If as a result of any extension of the Maturity Date in accordance with this Section 2.04 there is more than one Maturity Date in effect at any time, the Borrowers and the Administrative Agent may make such amendments to this Agreement as may be necessary to ensure the pro rata treatment in accordance with Section 2.18(c) in respect of all Borrowings and Loans hereunder.

Section 2.05 Swing Line Loan.

(a) Amount of Swing Line Loans. Upon (a) the satisfaction of the conditions precedent set forth in Section 4.02 and (b) if such Swing Line Loan is to be made on the date of the initial advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.01, from and including the Effective Date and before the Maturity Date as to the Swing Line Lender, any Borrower may request and the Swing Line Lender shall, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Limit; provided that at no time shall the Aggregate Outstanding Credit Exposure at any time exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and re-borrow Swing Line Loans at any time prior to the Maturity Date as to the Swing Line Lender. Subject to the terms and conditions of this Agreement (including the satisfaction of the applicable conditions precedent set forth in Article IV), a Borrower may request a Loan (other than a Swing Line Loan) hereunder for the purpose of repaying any Swing Line Loan.

(b) Borrowing Notice. A Borrower may request a Swing Line Loan by delivering to the Administrative Agent and the Swing Line Lender irrevocable notice in substantially the form attached hereto as Exhibit B-2 (a “Swing Line Borrowing Notice”) not later than 2:00 p.m. on the requested borrowing date of such Swing Line Loan, specifying (i) the applicable borrowing date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof. The Swing Line Loans shall bear interest at the Swing Line Rate.

(c) Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender of the requested Swing Line Loan. Not later than 4:00 p.m. on the applicable borrowing date, the Swing Line Lender shall make available the Swing Line Loan to the applicable Borrower on the borrowing date to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.

(d) Repayment of Swing Line Loans.

(i) Each Swing Line Loan shall be paid in full by the applicable Borrower on or before the earlier of (A) the seventh Business Day after the borrowing date for such Swing Line Loan and (B) the Maturity Date as to the Swing Line Lender; provided, that such payment shall not be made by application of the proceeds of any other Swing Line Loans.

(ii) The Swing Line Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s share of such Swing Line Loan or Swing Line Loans which share shall be equal to its Pro Rata Share thereof. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Revolving Lender’s share of such Swing Line Loan or Swing Line Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (B) the occurrence or continuance of a Default or Event of Default, (C) any adverse change in the condition (financial or otherwise) of any Borrower, or (D) any other circumstances, happening or event whatsoever. Each Revolving Lender shall comply with its obligation under this Section 2.05(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received from the Revolving Lenders. In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.05(d), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. The Administrative Agent shall notify the applicable Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. All of such amounts received by the Administrative Agent in payment of Swing Line Loans shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

(iii) In addition, on the seventh Business Day after the borrowing date of any Swing Line Loan, a Borrower shall be deemed to have automatically given notice to the Administrative Agent requesting that each Revolving Lender make a Loan in the amount of such Revolving Lender’s Pro Rata Share of such Swing Line Loan (including any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan, in which case each Revolving Lender hereby absolutely and unconditionally agrees to fund to the Administrative Agent, for the account of the Swing Line Lender, such Revolving Lender’s Loan deemed requested under this clause (iii) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, no later than 4:00 p.m. on the date such notice is received by the Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 p.m. (and otherwise before 11:00 a.m. on the next Business Day). Loans made pursuant to this Section 2.05(d)(iii) shall initially be ABR Loans and thereafter may be continued as ABR Loans or converted into Eurodollar loans in the manner provided in Section 2.08 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.01 or 4.02 had not then been satisfied, such Revolving Lender’s obligation to make Loans pursuant to this Section 2.05(d)(iii) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (B) the occurrence or continuance of a Default or Event of Default, (C) any adverse change in the condition (financial or otherwise) of any Borrower, or (D) any other circumstances, happening or event whatsoever.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit under the Commitments for its own account or for the account of any Subsidiary of it, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that no Issuing Bank shall be required to issue, amend, renew or extend a Letter of Credit after the Maturity Date with respect to that Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Document, the terms and conditions of this Agreement shall control. For the avoidance of doubt, any representations, warranties and events of default in any such letter of credit application or other agreement shall have no effect. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of any Borrower, the Borrower requesting such Letter of Credit shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit, provided that, for the avoidance of doubt, Williams shall not be obligated to reimburse any Issuing Bank for any drawing under a Letter of Credit requested by NWP or TGPL and issued or outstanding in support of any obligations of, or for the account of NWP, TGPL or any Subsidiary of NWP or TGPL. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries (other than, in the case of Williams, the issuance of Letters of Credit at the request of NWP or TGPL for the account of NWP, TGPL or any Subsidiary of NWP or TGPL) inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (unless automatically renewed by its terms) or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to such Issuing Bank) in advance of the requested date of issuance, amendment, renewal (unless automatically renewed by its terms) or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure in respect of all Letters of Credit issued by the Issuing Banks does not exceed the aggregate of all Letter of Credit Commitments at such time, (ii) the LC Exposure in respect of all Letters of Credit issued by any Issuing Bank does not exceed the Letter of Credit Commitment of such Issuing Bank at such time, (iii) the Credit Exposure of any Issuing Bank does not exceed the Commitment of such Issuing Bank at such time, and (iv) the Aggregate Outstanding Credit Exposure does not exceed the Aggregate Commitments. In addition to the other conditions precedent set forth above, (1) if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such Issuing Bank, (2) no Issuing Bank shall be under any obligation to issue any Letter of Credit if any Governmental Authority shall purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, such Letter of Credit or the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, and (3) neither Barclays Bank PLC nor Morgan Stanley Senior Funding, Inc., in their respective capacities as Issuing Banks, shall have any obligation to issue any Letter of Credit that is not a standby Letter of Credit.

(c) Expiration Date. No Letter of Credit shall have a stated expiry date later than the earlier of (A) one year from the date of its issuance unless the applicable Issuing Bank otherwise agrees to a later stated expiry date (including without limitation by extending the stated expiry date or allowing the stated expiry date to be automatically extended if such Letter of Credit contains language providing for its automatic renewal) and (B) seven Business Days prior to the Maturity Date for the applicable Issuing Bank, unless the applicable Borrower has Cash Collateralized such Letter of Credit in an amount equal to the sum of the undrawn face amount of such Letter of Credit as of the seventh Business Day prior to such Maturity Date, plus fees and expenses related to such Letter of Credit over its remaining term. In the case of a Letter of Credit containing language providing for its automatic renewal, each Borrower acknowledges and agrees that, if any such automatic renewal would cause the stated expiry date of such Letter of Credit to be later than seven Business Days prior to the Maturity Date for the applicable Issuing Bank, such Issuing Bank may give notice to the beneficiary of such Letter of Credit that such automatic renewal shall not take place, unless the applicable Borrower has Cash Collateralized such Letter of Credit in accordance with this Section 2.06(c). Once a Letter of Credit that provides for automatic renewal has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal of such Letter of Credit at any time to a date not later than seven Business Days prior to such Issuing Bank’s Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then on the Business Day immediately following the day that such Borrower receives such notice; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve a Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or such electronic communication that has been approved by the applicable Issuing Bank) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time, after consultation with the Administrative Agent, by written agreement among the Borrowers, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees owed by it and accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated with respect to a Borrower pursuant to Article VII, on the Business Day that the Borrowers receive notice from the Administrative Agent upon written request of the Required Lenders demanding Cash Collateralization pursuant to this paragraph, each such applicable Borrower shall Cash Collateralize an amount in cash equal to the LC Exposure for all outstanding Letters of Credit requested by it as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize the LC Exposure shall become effective immediately, and such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at each Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed by the applicable Borrower and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement. To the extent not applied as aforesaid, any cash collateral provided hereunder shall be returned in full to the applicable Borrower within three Business Days after all Events of Default have been cured or waived or, in full or in part, as necessary to cause the amount of such cash collateral not to exceed the aggregate LC Exposure.

(ii) If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swing Line Loan is at the time outstanding, any Issuing Bank (unless such Issuing Bank or the Swing Line Lender is a Defaulting Lender), except to the extent the Commitments have been reallocated pursuant to Section 2.06(k), by notice to the applicable Borrower which requested or has requested the issuance of such Letters of Credit or Swing Line Loan through the Administrative Agent, may require such applicable Borrower to Cash Collateralize within seven Business Days the obligations of such Borrower to the Issuing Banks in respect of such Letters of Credit, or the Swing Line Lender in respect of such Swing Line Loan, as the case may be, in an amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and to the applicable Issuing Bank(s) or the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Any cash collateral provided pursuant to this clause (ii) shall be deposited in an interest bearing account promptly after the execution of the appropriate deposit account agreement and establishment of such account from which the Administrative Agent will release interest to the applicable Borrower on a periodic basis.

(iii) Upon each Maturity Date (other than the latest Maturity Date), the LC Exposure of each Lender whose Commitments terminate on such Maturity Date (each, a “Terminating Bank”) shall, subject to the limitation in the first proviso below, automatically be reallocated (effective on such Maturity Date) among the Lenders whose Commitments do not terminate on such Maturity Date (the “Remaining Banks”), pro rata in accordance with their respective Pro Rata Share (calculated without regard to the Terminating Banks’ Commitments); provided that the sum of each Remaining Bank’s total Credit Exposure may not in any event exceed the Commitment of such Remaining Bank as in effect at the time of such reallocation. To the extent that any portion (the “Unreallocated Portion”) of the Terminating Banks’ LC Exposure cannot be so reallocated pursuant to this section, the applicable Borrower will on or prior to such Maturity Date (i) Cash Collateralize the LC Exposure in an amount at least equal to the aggregate amount of the Unreallocated Portion of such LC Exposure, or (ii) make other arrangements satisfactory to the Administrative Agent and to the applicable Issuing Bank, in their sole discretion, with respect to such Letters of Credit.

(k) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the LC Exposure and the Swing Line Loan Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure, total Swing Line Loan Exposure and total LC Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 9.19, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(l) Addition of Letters of Credit. If (i) an Issuing Bank has, at the request of a Borrower, issued a letter of credit in Dollars other than under this Agreement, (ii) such Borrower decides to add such letter of credit (an “Added Letter of Credit”) to this Agreement as a Letter of Credit and (iii) such Issuing Bank consents in writing (such consent, and any funding of a draw under such letter of credit, are deemed made by such Issuing Bank in reliance on the agreements of the other Revolving Lenders pursuant to this Section 2.06) to such letter of credit becoming an Added Letter of Credit, then such Borrower shall give the Administrative Agent and such Issuing Bank at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent and such Issuing Bank) prior notice requesting that such letter of credit be so added, specifying the Business Day such letter of credit is to be added to this Agreement and attaching thereto a copy of such letter of credit, by hand delivering, faxing or transmitting by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent. On the Business Day so specified for such letter of credit, such letter of credit shall become an Added Letter of Credit and become a Letter of Credit deemed issued under this Agreement by the Issuing Bank specified in the relevant notice (the date such letter of credit so becomes an Added Letter of Credit being the “Added L/C Effective Date” for such letter of credit), if and only if (and, in the case of clauses (A) and (B) below, upon adding such letter of credit such Borrower shall be deemed to represent and warrant that), (A) after giving effect to such inclusion (w) the LC Exposure in respect of all Letters of Credit issued by the Issuing Banks does not exceed the aggregate of all Letter of Credit Commitments at such time, (x) the LC Exposure in respect of all Letters of Credit issued by any Issuing Bank does not exceed the Letter of Credit Commitment of such Issuing Bank at such time, (y) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments and (z) the Aggregate Outstanding Credit Exposure with respect to NWP or TGPL do not exceed in each case the Borrower Sublimit, (B) such letter of credit complies in all other respects with this Section 2.06, and (C) such Issuing Bank notifies the Administrative Agent, on or before such Added L/C Effective Date, that such letter of credit is or will become, as of such Added L/C Effective Date, an Added Letter of Credit.

(m) Existing Letters of Credit. The parties hereto acknowledge and agree that all Existing Letters of Credit are deemed to be issued under this Agreement by the applicable Issuing Bank at the request of the applicable Borrower and shall constitute Letters of Credit hereunder for all purposes (including Section 2.06(d) and Section 2.06(e)), and no notice requesting issuance thereof shall be required hereunder. Each reference herein to the issuance of a Letter of Credit shall include any such deemed issuance. All fees accrued on the Existing Letters of Credit to but excluding the Effective Date shall be for the account of the applicable “Issuing Bank” and the “Lenders” (as those terms are used in the Existing Credit Agreement) as provided in the Existing Credit Agreement, and all fees accruing on the Existing Letters of Credit on and after the Effective Date shall be for the account of the applicable Issuing Bank thereof and the Lenders as provided herein.

Section 2.07 Funding of Borrowings.

(a) Except as otherwise provided in Section 2.05 each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank; and provided further that Loans made or deemed made to repay Swing Line Loans shall be remitted by the Administrative Agent to the Swing Line Lender or Revolving Lenders in accordance with Section 2.05(d)(iii).

(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available on such date in accordance with this Section 2.07 and may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its Pro Rata Share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Revolving Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Interest Election Request signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing with respect to any Borrower and the Administrative Agent, at the request of the Required Lenders, so notifies such Borrower, then, so long as an Event of Default with respect to such Borrower is continuing (i) no outstanding Borrowing of such Borrower may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Borrowing of such Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) Notwithstanding anything herein to the contrary, this Section 2.08 shall not apply to Borrowings of Swing Line Loans.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.

(b) Williams may at any time terminate, or from time to time reduce, the Aggregate Commitments or the Letter of Credit Commitments and NWP and TGPL may at any time terminate, or from time to time reduce, the Borrower Sublimit applicable to such Borrower in each case on a pro rata basis; provided that (i) each reduction of the Aggregate Commitments, the Letter of Credit Commitments or any Borrower Sublimit shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) Williams shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitments, (iii) Williams shall not terminate or reduce the Letter of Credit Commitments if the LC Exposure would exceed the Letter of Credit Commitments, as so reduced, (iv) the amount of the Letter of Credit Commitment of any Issuing Bank shall not be reduced to an amount which is less than the aggregate amount of LC Exposure in respect of all Letters of Credit issued or deemed issued by such Issuing Bank; (v) the Borrower Sublimit for any Borrower may not be reduced to an amount which is less than the greatest, for such Borrower, of the sum of (A) the aggregate outstanding principal amount of Loans owed by such Borrower plus (B) the aggregate amount of LC Exposure in respect of Letters of Credit issued at the request of such Borrower; and (vi) the Aggregate Commitments shall not be reduced to an amount which is less than the aggregate amount of the Letter of Credit Commitments, unless the Letter of Credit Commitments are correspondingly reduced at the same time. When NWP or TGPL ceases to be a Borrower, the Borrower Sublimit applicable to such Borrower shall be terminated, such Borrower shall repay all obligations under the Loan Documents owing by it and all Letters of Credit issued at the request of such Borrower shall be terminated or such Borrower shall provide cash collateral to the Agent in an amount equal to the undrawn face amount of such Letters of Credit.

(c) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments, the Letter of Credit Commitments or a Borrower Sublimit under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitments or the Letter of Credit Commitments delivered by any Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments, the Letter of Credit Commitments or a Borrower Sublimit shall be permanent; provided that nothing in this provision shall affect a Borrower’s ability to increase the Letter of Credit Commitments pursuant to Section 2.01(c)(iii). Each reduction of the Aggregate Commitments and a Borrower Sublimit shall be made ratably among the Lenders in accordance with their respective Commitments, except as provided in clause (d) below. Each reduction of the Letter of Credit Commitments being made in conjunction with a reduction of the Aggregate Commitments pursuant to Section 2.09(b)(vi) above shall be made ratably among the Issuing Banks in accordance with their respective Letter of Credit Commitments.

(d) Williams may terminate the unused amount of the Commitment and Letter of Credit Commitment of a Defaulting Lender upon one Business Day’s prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any Lender may have against such Defaulting Lender.

(e) Notwithstanding any other provision of this Section 2.09, if at any time, Williams ceases to have Control over, and/or ceases to maintain NWP or TGPL as its Subsidiary, then the Borrower Sublimit applicable to such Borrower shall automatically terminate, such Borrower shall repay all obligations owing by it under the Loan Documents and all Letters of Credit issued at the request of such Borrower shall be terminated or such Borrower shall provide cash collateral to the Agent in an amount equal to the undrawn face amount of such Letters of Credit or make other arrangements satisfactory to the relevant Issuing Bank(s) with respect to such Letters of Credit, it being understood that the termination of a Borrower Sublimit for either NWP or TGPL shall not result in a reduction of the Aggregate Commitments.

(f) Notwithstanding the foregoing, all of the provisions of the Loan Documents which by their terms survive termination of the Commitments of a Borrower, including, without limitation, those provisions set forth in Section 9.06, shall survive and not be deemed terminated, but shall remain in full force and effect.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Loan (and all accrued and unpaid interest thereon) made to such Borrower on the Maturity Date applicable to such Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and substantially in the form of note attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans.

(a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, including Borrowings of Swing Line Loans, in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, fax or emailed pdf) of any prepayment hereunder not later than 11:00 a.m., New York City time on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12 Fees.

(a) Williams agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee on the daily average unused amount of the Commitment of such Lender for the period from and including the Effective Date up to, but excluding, the date on which the Aggregate Commitments have been terminated at the Applicable Rate for commitment fees (it being understood that Swing Line Loans (to the extent participations therein have not been funded by the Lenders pursuant to Section 2.05(d)(ii)) will not be deemed a utilization of the Commitments solely for the purposes of this Section). Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit (other than with respect to Letters of Credit which have been Cash Collateralized to the extent of such Cash Collateralization) issued at the request of such Borrower, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank (A) a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure and (B) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitments terminate and any such fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees accrued on a letter of credit that becomes an Added Letter of Credit, to but excluding the Added L/C Effective Date for such Added Letter of Credit shall be for the account of the entity that issued such Added Letter of Credit, and all fees accruing on such letter of credit on and after such Added L/C Effective Date shall be for the account of the relevant Issuing Bank thereof and the Lenders as provided herein.

(c) Williams agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Williams and the Administrative Agent as set forth in the applicable Fee Letter.

(d) Williams agrees to pay to each Joint Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon among Williams and such Joint Lead Arranger as set forth in the applicable Fee Letter.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank or the Swing Line Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Revolving Lenders or the Joint Lead Arrangers, as applicable. Fees paid shall not be refundable under any circumstances.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.12 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) nor shall any such fee be payable by any Borrower, provided that (a) for the avoidance of doubt and without duplication of fees, to the extent that a portion of the LC Exposure or the Swing Line Loan Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.06(k), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders (other than with respect to Letters of Credit or Swing Line Loans, which have been Cash Collateralized to the extent of such Cash Collateralization), pro rata in accordance with their respective Commitments, and (b) to the extent any portion of such LC Exposure or Swing Line Loan Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks and the Swing Line Lender, as their interests appear (and the pro rata payment provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section).

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Swing Line Rate for such day.

(d) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default with respect to any Borrower, if any principal of or interest on any Loan or any fee or other amount payable by such Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitments or, if a Borrower ceases to be a Borrower, on such date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest determined by reference to the LIBOR Rate or clauses (b) or (c) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) Any Borrower (with respect to Loans made to it) shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System of the United States of America to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) LIBOR for the Interest Period in effect for such Eurodollar Revolving Borrowing from (ii) the rate obtained by dividing LIBOR by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. Any Borrower (with respect to Loans made to it) shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(c)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that no Borrower shall be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.

Section 2.14 Alternate Rate of Interest.

(a) Subject to clause (b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14(a)) if a Benchmark Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(B) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make (in consultation with the Borrowers) Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole and reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(c)(iii).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (and, upon request of the Borrowers and as soon as commercially reasonable, shall) modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 2.14 shall be deemed satisfied.

Section 2.15 Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender Party of making, funding or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender Party, the applicable Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered, in each case to the extent applicable to the Loans or LC Exposure related to such Borrower.

(b) Capital Requirements. If any Lender Party determines that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender Party or such Lender Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lender Party’s policies and the policies of such Lender Party’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such Lender Party’s holding company for any such reduction suffered, in each case to the extent applicable to the Loans or LC Exposure related to such Borrower.

(c) Certificates for Reimbursement. A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, showing the computation thereof and delivered to the applicable Borrower shall be conclusive absent manifest error. Such certificate shall further certify that such Lender Party is making similar demands of its other similarly situated borrowers. Any applicable Borrower shall pay such Lender Party the amount shown as owed by it and due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than ninety days prior to the date that such Lender Party notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the each Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBOR Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and each Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, each Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if an applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of the withholding agent) to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by such Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) such withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrowers. Without duplication of the provisions of paragraph (a) above or paragraph (c) below, each Borrower shall timely pay any Other Taxes attributable to it to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrowers. Without duplication of any obligation in this Section 2.17, each Borrower shall indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Borrower shall be required to indemnify or reimburse a Recipient pursuant to this Section for any Indemnified Taxes which were, to the knowledge of the Recipient, imposed or asserted more than one hundred and eighty (180) days prior to the date that the applicable Recipient notifies the Borrower of the Indemnified Taxes imposed or asserted and of the Recipient’s intention to claim compensation therefor. For purposes of this Section 2.17(c), a Recipient shall be deemed to have knowledge of any written imposition, assessment, or assertion of Indemnified Taxes received from a Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, shall deliver such other documentation prescribed by applicable requirement of law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to any U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes)of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Subject to Sections 2.17(a) and 2.17(c), each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the date of such payment or on the next succeeding Business Day for purposes of calculating interest and fees thereon. All such payments shall be made to the Administrative Agent at its office at Wells Fargo Bank, N.A., 1525 W. WT Harris Blvd., Charlotte, NC 28262, Attn: Wells Fargo Agency Services, except payments to be made directly to an Issuing Bank or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Revolving Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Revolving Lender, then the Revolving Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including payments made to Declining Lenders on the Maturity Date applicable to such Declining Lender) or any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) [Reserved].

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.06(d), 2.06(e), 2.07(b), or 9.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. In the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.06(d), 2.06(e), 2.07(b), or 9.04(c), and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 2.19 Mitigation Obligations; Replacement of Lenders; Defaulting Lenders.

(a) If any Lender requests compensation under Section 2.13(g) or Section 2.15 or if any Borrower is required to pay any Indemnified Taxes or Other Taxes to any Lender or any Governmental Authority for the account of any Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(g), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Any applicable Borrower required to make any payment under Sections 2.13(g), 2.15 or 2.17 hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize Indemnified Taxes, Other Taxes and other costs and expenses for the Borrowers.

(b) If any Lender requests compensation under Section 2.13(g) or Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or Other Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or a Declining Lender, or if any Lender fails to approve an amendment, waiver or other modification to this Agreement that requires the approval of all Lenders and at least the Required Lenders have approved such amendment, waiver or other modification, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, the Swing Line Lender and the Issuing Banks, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower or Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment of a Declining Lender’s Commitments, the relevant replacement Lender shall have agreed (and shall be deemed to agree by entering into such assignment) that such assigned Commitments shall have a Maturity Date that is the latest Maturity Date for any Commitments then in effect under this Agreement (after giving effect to the latest Extension Effective Date). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrowers have required such Lender to do so as a result of a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.

(c) If the Borrowers, the Administrative Agent, the Issuing Banks and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Revolving Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure, LC Exposure, and Swing Line Loan Exposure of the Revolving Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Exposure of each Revolving Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 2.20 Nature of Obligations. Notwithstanding anything in this Agreement to the contrary, the respective obligations of the Borrowers under the Loan Documents are several and not joint. For avoidance of doubt, and without limitation of the preceding sentence, it is agreed that (i) no Borrower shall be liable for the Loans (or interest or fees with respect thereto) made to a different Borrower under Section 2.01, and no Borrower shall be liable for the LC Disbursements (or related fees) with respect to Letters of Credit issued at the request of a different Borrower pursuant to Section 2.06, (ii) with respect to each Borrower, the obligations set forth in Section 2.15 shall only apply in respect of the Commitment of any Lender Party to lend to, or to issue (or purchase participations in) Letters of Credit issued at the request of, such Borrower, (iii) with respect to the indemnification obligations set forth in Section 2.17, each Borrower shall only be responsible for such obligations that result from Taxes or Other Taxes in connection with Loans made to, or Letters of Credit issued at the request of, or that otherwise pertain to, such Borrower or any of its Subsidiaries, (iv) with respect to any representation and warranty made by a Borrower pursuant to Section 4.02, such representation and warranty shall only be made by such Borrower as provided in clause (v) of this Section 2.20, (v) with respect to the representations and warranties made in Article III or, if applicable, any other Loan Document, each Borrower makes such representations and warranties only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries, and (vi) with respect to covenants set forth in Articles V and VI, each Borrower is only responsible for compliance with such covenants only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower, solely with respect to itself and, to the extent set forth below, its Subsidiaries, represents and warrants to the Lenders that, on the Effective Date, the date of each Borrowing by such Borrower or issuance or increase in the amount of any Letter of Credit for such Borrower, and each Added L/C Effective Date, except with respect to Sections 3.07 and 3.12, which shall only be represented and warranted as of the Effective Date, as provided therein:

Section 3.01 Organization; Powers. Such Borrower and each of its Material Subsidiaries is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so or to be validly existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

Section 3.02 Authorization; Enforceability. The Transactions and the performance of its obligations contemplated thereby are within such Borrower’s corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary partnership, limited liability company and, if required, stockholder or member action, as applicable. This Agreement has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is a party, or the consummation of the transactions contemplated thereby. The execution, delivery and performance by such Borrower of the Loan Documents to which it is shown as being a party and the consummation of the transactions contemplated thereby do not contravene (a) such Borrower’s organizational documents or (b) any applicable law or any restriction under any material agreement binding on such Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 3.04 Financial Condition. Williams has heretofore furnished to the Lenders its consolidated balance sheet and statements of income and cash flows (a) as of and for the fiscal year ended December 31, 2020, reported on by Ernst & Young LLP, independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2021. Such financial statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, and (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the businesses of Williams and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

Section 3.05 Litigation. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2020, the quarterly reports on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, or any amendments thereof filed subsequent thereto but prior to the Effective Date, in each case of any Borrower, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against such Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect with respect to such Borrower or (ii) that purport to adversely affect the legality, validity and enforceability of the Loan Documents and are non-frivolous (as reasonably determined by the Administrative Agent); provided that this representation, when made, shall not constitute an admission that any action, suit or proceeding set forth in any annual report on Form 10-K, any quarterly report on Form 10-Q, any current report on Form 8-K, or any amendments to any of the foregoing, in each case referred to above, would result in a Material Adverse Effect due to an adverse determination, if any.

Section 3.06 Environmental Matters. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2020, the quarterly reports on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, or any amendments thereof filed subsequent thereto but prior to the Effective Date, in each case of any Borrower, such Borrower and its Subsidiaries have reasonably concluded that they: (a) are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower; (b) are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower; and (c) possess, and are in compliance with, or have applied for, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, any of the foregoing would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 3.07 Disclosure. As of the Effective Date only, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of such Borrower in connection with the Transactions to the Administrative Agent or any Lender on or prior to the Effective Date (as modified or supplemented by other information so furnished on or prior to the Effective Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to any projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results).

Section 3.08 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect in respect of such Borrower.

Section 3.09 Investment Company Status. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10 Margin Securities. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.

Section 3.11 Sanctions; Anti-Corruption; Money Laundering and Counter-Terrorist Financing Laws

(a) None of the Borrowers or any of their Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee or Affiliate of any Borrower or any of their Subsidiaries is the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); none of the Borrowers or any of their Subsidiaries is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) Neither any Letter of Credit nor any part of the proceeds of the Loans will be used, directly or, to the knowledge of any Borrower, indirectly, (i) to fund or finance any activities or business of or with any Person or vessel, or in any country or territory, that, at the time of such funding or financing, is, or whose government is, the subject of Sanctions if such activities or business would be prohibited for a U.S. Person pursuant to Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Borrower or any Subsidiary or any other party to this Agreement.

(c) Each Borrower and its Subsidiaries are in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), except for such non-compliance that could not, based upon the facts and circumstances existing at the time, reasonably be expected to (x) result in a Material Adverse Effect or (y) result in material liability to any Lender Party or the Administrative Agent. Williams has instituted and maintains policies and procedures reasonably designed to promote compliance by each Borrower with the FCPA and all other applicable anti-corruption laws, and each Borrower adheres to such policies and procedures. Neither any Letter of Credit nor any part of the proceeds of the Loans will be used, directly or, to the knowledge of any Borrower, indirectly, in violation of the FCPA or any other applicable anti-corruption law, including for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anticorruption law.

(d) To the extent applicable, each Borrowers and its Subsidiaries are in compliance with the Bank Secrecy Act, as amended by the PATRIOT Act, and all other applicable anti-money laundering and counter-terrorist financing laws and regulations, except for such non-compliance that could not, based on the facts and circumstances existing at the time, reasonably be expected to (x) result in a Material Adverse Effect or (y) result in material liability to any Lender Party or the Administrative Agent.

Section 3.12 Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.13 Taxes. Each Borrower and its Subsidiaries have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except where (a)(i) the Taxes are being contested by such Borrower or such Subsidiary in good faith by appropriate proceedings, and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (b) the failure to file such Tax returns and reports or make such payment would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall become effective on the first date on which each of the following conditions is satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of T. Lane Wilson, General Counsel of the Borrowers, and Gibson, Dunn & Crutcher LLP, counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization and existence of the Borrowers, and (ii) the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Each Lender shall have received (i) the audited financial statements for the Borrowers and their Subsidiaries for the four-fiscal quarter period ended December 31, 2020 and (ii) the unaudited financial statements for the Borrowers and their subsidiaries for the fiscal quarter ending June 30, 2021 (each of which conditions in the foregoing sub-clauses (i) and (ii) the Lenders acknowledge has occurred by Williams’s public filing of such financial statements with the Securities and Exchange Commission).

(e) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by each Borrower.

(f) The Administrative Agent shall have received a certificate or certificates, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer or a Responsible Officer of each Borrower, (i) confirming compliance with the conditions set forth in paragraphs (h), (i), and (j), of this Section 4.01 and (ii) stating that as of the Effective Date only, each Borrower, individually, and together with its Subsidiaries on a consolidated basis, is Solvent.

(g) The Administrative Agent shall have received (i) all fees and other amounts due and payable pursuant to the Fee Letters on or prior to the Effective Date and (ii) to the extent invoiced two (2) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder (or shall have received satisfactory evidence that all such fees and amounts are being paid substantially simultaneously).

(h) As of the Effective Date only, since December 31, 2020, no event resulting in a Material Adverse Effect has occurred and is continuing.

(i) No Default or Event of Default has occurred and is continuing.

(j) The representations and warranties of each Borrower set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifier) on and as of the Effective Date (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date as written, including the materiality qualifier)).

(k) On or prior to the Effective Date, each Borrower shall deliver to the Administrative Agent and any Lender who so requests a Beneficial Ownership Certification, to the extent such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(l) Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(m) The Administrative Agent shall have received from each Departing Lender either (i) a counterpart of a Departing Lender Agreement, signed on behalf of such Departing Lender or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of such Departing Lender Agreement) that such Departing Lender has signed a counterpart of such agreement.

(n) Each Departing Lender shall have received an amount equal to the outstanding principal of such Departing Lender’s Pro Rata Share (as defined in the Existing Credit Agreement) of Loans and participations in LC Disbursements (as defined in the Existing Credit Agreement), accrued interest thereon, and accrued fees and all other amounts payable to such Departing Lender under the Existing Credit Agreement.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing and except as set forth in Section 2.05(d) with respect to Loans to be made by the Revolving Lenders for the purpose of repaying the Swing Line Loans), and of any Issuing Bank to issue or increase the amount of any Letter of Credit, and the addition of any letter of credit as an Added Letter of Credit in accordance with Section 2.06(l), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower requesting the Loan set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifier) on and as of the date of such Borrowing or the date of issuance or increase of such Letter of Credit, as applicable (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date as written, including the materiality qualifier)).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance or increase of such Letter of Credit, as applicable, no Default with respect to such Borrower shall have occurred and be continuing.

Each Borrowing, each Swing Line Borrowing Notice and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower making such Borrowing on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03 Defaulting Lenders. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to increase any outstanding Letter of Credit, and the Swing Line Lender will not be required to make a Swing Line Loan, unless such Issuing Bank or the Swing Line Lender, as the case may be, is reasonably satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination, at the option of the applicable Borrower, of the following:

(a) the LC Exposure and the Swing Line Loan Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swing Line Loans to the Non-Defaulting Lenders as provided in Section 2.06(k);

(b) to the extent a reallocation as provided in Section 2.06(k) is not available or otherwise at the option of the Borrower requesting the Letter of Credit or the Swing Line Loan, without limiting the provisions of Section 2.06(j), each Borrower Cash Collateralizes the obligations of such Borrower in respect of such Letter of Credit or Swing Line Loan in an amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Loan (provided that cash collateral shall be deposited in an interest bearing account promptly after the execution of the appropriate deposit account agreement and establishment of such account from which the Administrative Agent will release interest to the applicable Borrower on a periodic basis), or makes other arrangements satisfactory to the Administrative Agent and the relevant Issuing Bank(s) or the Swing Line Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(c) in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Loan, by an instrument or instruments in form and substance satisfactory to the Administrative Agent and to the relevant Issuing Bank(s) or the Swing Line Lender, as the case may be, the Borrowers agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swing Line Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or Swing Line Loan will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.18 will be deemed adjusted to reflect this provision; provided that (a) the sum of each Non-

Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) subject to Section 9.03, neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower, solely with respect to itself, and to the extent set forth below, its Subsidiaries, covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. Such Borrower will furnish, or cause to be furnished, to the Administrative Agent:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of such Borrower, the audited consolidated balance sheet of such Borrower and its consolidated subsidiaries for such fiscal year and the related consolidated statements of income, equity and cash flows of such Borrower and its consolidated subsidiaries for such fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by such Borrower, which report and opinion shall be prepared in accordance with GAAP;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower, the unaudited consolidated balance sheet of such Borrower and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income, equity and cash flows of such Borrower and its consolidated subsidiaries for such quarter, all in reasonable detail and certified by a Financial Officer of such Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of such Borrower and its subsidiaries in accordance with GAAP, subject to normal changes resulting from year-end adjustments;

(c) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower and within 105 days after the end of each fiscal year of such Borrower, a certificate of a Financial Officer of such Borrower substantially in the form of Exhibit D (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.05;

(d) promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by any Borrower to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by Williams or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

(e) any other information (other than projections) which the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Any document readily available on-line through the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the Securities and Exchange Commission (or any succeeding Governmental Authority), shall be deemed to have been furnished to the Administrative Agent for purposes of this Section 5.01. Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at http://co.williams.com/ or (ii) on which such documents are (or are deemed to be) delivered to the Administrative Agent. The Administrative Agent shall post such documents on such Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by such Borrower with any such request for delivery.

Section 5.02 Notices of Material Events. Such Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Event of Default;

(b) as soon as possible and in any event within 30 Business Days after such Borrower or any of its Subsidiaries or ERISA Affiliate of such Borrower knows or has reason to know that any ERISA Event with respect to any Plan of such Borrower has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect in respect of such Borrower;

(c) promptly and in any event within 30 Business Days after receipt thereof by such Borrower or any ERISA Affiliate of such Borrower, copies of each notice received by such Borrower or any ERISA Affiliate of such Borrower from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(d) promptly and in any event within 30 Business Days after receipt thereof by such Borrower or any ERISA Affiliate of such Borrower from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate of such Borrower concerning (i) the imposition of a Withdrawal Liability by a Multiemployer Plan, (ii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iii) the amount of liability incurred, or expected to be incurred, by such Borrower or any ERISA Affiliate of such Borrower in connection with any event described in clause (i) or (ii) above that, in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such Borrower; and

(e) promptly, and in any event, within 5 Business Days of any announcement by Moody’s or S&P of a downgrade in a rating for the Index Debt of such Borrower; provided, that such obligation shall be deemed automatically satisfied if such announcement is made public by Moody’s or S&P, as applicable or by Williams.

Each notice delivered under clauses (a) through (d) of this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Such Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where failure to do so could not be reasonably expected to have a Material Adverse Effect with respect to such Borrower except (i) in the case of any Material Subsidiary of such Borrower (other than another Borrower), where the failure of such Material Subsidiary to so maintain its existence could not reasonably be expected to have a Material Adverse Effect in respect of such Borrower, (ii) where the failure to preserve and maintain such rights and franchises (other than existence) or to so qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect in respect of such Borrower, and (iii) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.02.

Section 5.04 Payment of Taxes. Such Borrower will, and will cause each of its Material Subsidiaries to, pay any Tax liabilities, except where (a)(i) the validity or amount thereof is being contested by such Borrower or such Subsidiary in good faith by appropriate proceedings, and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.05 Maintenance of Properties; Insurance. Such Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property, taken as a whole, material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, in the reasonable judgment of such Borrower or Material Subsidiary, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that (i) such Borrower or Material Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition and (ii) any insurance required by this Section 5.05(b) may be maintained by Williams on behalf of such Borrower or Material Subsidiary.

Section 5.06 Books and Records; Inspection Rights. Such Borrower will, and will cause each of its Material Subsidiaries to, keep in accordance with GAAP books of record and account. Such Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice during normal business hours and, if such Borrower shall so request, in the presence of a Responsible Officer or an appointee of a Responsible Officer, at the Lenders’ expense so long as no Event of Default exists and at such Borrower’s expense during the continuance of an Event of

Default, to visit and inspect its properties, to examine and make extracts from its books and records (subject to such attorney-client privilege exceptions that the Borrower reasonably determines are necessary in order to avoid loss of its attorney client privilege, compliance with confidentiality agreements and applicable copyright law), and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested but no more frequently than once a year so long as no Event of Default exists.

Section 5.07 Compliance with Laws. Such Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used (i) to refinance the outstanding Indebtedness under the Existing Credit Agreement on the Effective Date and (ii) for working capital, acquisitions, capital expenditures and other general corporate, partnership or limited liability company, as applicable, purposes. Letters of Credit will be used for such Borrower’s and their respective Subsidiaries’ general corporate, partnership or limited liability company, as applicable, purposes. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations U and X. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or, to any Borrower’s knowledge, indirectly, (a) in any manner that would result in a material violation of any Sanctions by any Borrower or any of their respective Subsidiaries, (b) to fund any activities or business of or with any Person, or in any country or territory, that in each case, at the time of such funding or financing, is the subject of Sanctions (in each case, unless expressly authorized under all applicable law and regulations (including, to the extent applicable, licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury)), or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption law or any applicable anti-money laundering law.

Section 5.09 Potential Subsidiary Guarantors.

(a) If, on or after the date of this Agreement, any Subsidiary of Williams that is not already a Guarantor guarantees any Material Indebtedness of any Borrower, then that Subsidiary shall become a Guarantor of the obligations of such Borrower hereunder by executing a Guaranty and delivering it to the Administrative Agent within twenty Business Days of the date on which it guaranteed such Material Indebtedness, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b) The Guaranty of a Guarantor shall be released (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Guarantor, so long as such sale or disposition is permitted under the Loan Documents, (ii) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a

Guarantor, so long as such sale or disposition is permitted under the Loan Documents, (iii) upon termination of this Agreement or (iv) at such time as such Guarantor ceases to (or has made arrangements to, substantially concurrently with such release, cease to) guaranty such other Material Indebtedness described in clause (a) above.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Aggregate Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower, solely with respect to itself, and to the extent set forth below, its Subsidiaries, covenants and agrees with the Lenders that:

Section 6.01 Liens. Such Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, assume or incur any Lien on any of its assets or property or upon any Equity Interests of any such Material Subsidiary, which Equity Interests are now owned or hereafter acquired by such Borrower or such Subsidiary to secure any Indebtedness of such Borrower or any other Person (other than the Indebtedness under this Agreement) other than Permitted Liens, without providing that the Loans of such Borrower shall be equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien. Notwithstanding the foregoing, each Borrower may, and may permit any of its Material Subsidiaries to, create, assume or incur any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the Loans of such Borrower, provided that the aggregate principal amount of all Indebtedness then outstanding secured by Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Section 6.02 Fundamental Changes. Such Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, directly or indirectly, (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (a) any Person may merge into a Borrower in a transaction in which such Borrower is the surviving Person, and (b) NWP or TGPL may merge or consolidate with or into Williams or any Subsidiary of Williams or transfer all or substantially all of its assets to Williams or any Subsidiary of Williams in a transaction or series of transactions in which Williams or such Subsidiary of Williams is the surviving Person and such surviving Person assumes all of the obligations of NWP or TGPL, as applicable, under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent (including such additional closing documents, certificates, and legal opinions as shall reasonably be requested by the Administrative Agent).

Section 6.03 Restricted Payments. Such Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (a) Williams may make Restricted Payments, (b) each of NWP and TGPL may make Restricted Payments to Williams and its Subsidiaries, (c) Williams may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in Williams issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by Williams or such Subsidiary in the ordinary course of business, and (d) TGPL and NWP may distribute cash to Williams in connection with their participation in Williams’s cash management program; provided, that even if an Event of Default shall have occurred and is continuing, each of NWP and TGPL may make Restricted Payments to Williams and its Subsidiaries so long as, with respect to any such Borrower or its respective Subsidiaries, there is no Credit Exposure of any Lender with respect to such Borrower; provided, further, that even if an Event of Default shall have occurred and is continuing and there is Credit Exposure of a Lender with respect to NWP and/or TGPL, NWP and/or TGPL (as applicable) may make Permitted Tax Distributions.

Section 6.04 Restrictive Agreements. Such Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which expressly prohibits or restricts or imposes any conditions upon the ability of any Material Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Williams or any Material Subsidiary of Williams, or (b) make subordinate loans or advances to or make other investments in Williams or any Material Subsidiary of Williams in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) relating to any Indebtedness or volumetric production payment arrangements of any Subsidiary of Williams, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Subsidiary of Williams at the time such Subsidiary was merged or consolidated with or into, or acquired by, Williams or a Subsidiary of Williams or became a Subsidiary of Williams and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of Williams, (v) constituting customary provisions restricting subletting or assignment of any leases of Williams or any Subsidiary of Williams or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) related to Permitted Liens, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary of Williams under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary of Williams and Williams or another Subsidiary of Williams, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property, (xiii) constituting a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security; (xiv) entered into in the ordinary course of business; (xv) existing under or by reason of applicable law; (xvi) relating to a joint venture or similar arrangement, so long as the restriction or condition relates only to the property that is subject to such joint venture or similar arrangement; (xvii) existing on the Effective Date and set forth in Schedule 6.04; or (xviii) relating to financial performance covenants.

Section 6.05 Financial Condition Covenants.

(a) Leverage Ratio. Williams shall not permit the ratio of Consolidated Indebtedness of Williams as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 to Consolidated EBITDA of Williams for the four full fiscal quarters ending on such date to exceed 5.0 to 1.0; provided that, with respect to any fiscal quarter ending during an Acquisition Adjustment Period (including on the last day of an Acquisition Adjustment Period), such maximum ratio shall be 5.50 to 1.00. For purposes of this Section 6.05(a): (A) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness, (B) Consolidated EBITDA may include, at Williams’s option, any Material Project EBITDA Adjustments as provided in the definition thereof, (C) once any Acquisition Adjustment Period is in effect, the next succeeding Acquisition Adjustment Period may not commence until the termination of such Acquisition Adjustment Period then in effect, (D) at any time when no Loans or unreimbursed LC Disbursements are outstanding, the amount of Consolidated Indebtedness shall be reduced by the amount of unrestricted, unencumbered cash and cash equivalents held by the Borrowers and their wholly owned Subsidiaries on their balance sheet (excluding, for the avoidance of doubt, Cash Collateral), and (E) at any time, the amount of Consolidated Indebtedness shall be reduced by the amount of the proceeds of Indebtedness incurred to finance a particular Specified Acquisition (to the extent held as cash and cash equivalents in an escrow or equivalent arrangement and to the extent Williams has provided written notice to the Administrative Agent of such Specified Acquisition and escrow or equivalent arrangement) until the earliest of (x) the consummation of such acquisition and (y) the termination of the applicable acquisition agreement.

(b) Ratio of Consolidated Indebtedness to Capitalization. In the case of any Borrower (other than Williams), such Borrower shall not permit its ratio of (i) Consolidated Indebtedness of such Borrower as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 to (ii) the Consolidated Total Capitalization of such Borrower as of such date to exceed 0.65:1.00. For purposes of this Section 6.05(b): (A) at any time when no Loans or unreimbursed LC Disbursements are outstanding, the amount of Consolidated Indebtedness shall be reduced by the amount of unrestricted, unencumbered cash and cash equivalents held by the Borrowers and their wholly owned Subsidiaries on their balance sheet (excluding, for the avoidance of doubt, Cash Collateral) and (B) at any time, the amount of Consolidated Indebtedness shall be reduced by the amount of the proceeds of Indebtedness incurred to finance a particular Specified Acquisition (to the extent held as cash and cash equivalents in an escrow or equivalent arrangement and to the extent Williams has provided written notice to the Administrative Agent of such Specified Acquisition and escrow or equivalent arrangement) until the earliest of (x) the consummation of such acquisition and (y) the termination of the applicable acquisition agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay (i) any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days;

(c) any representation or warranty (other than Added L/C Representations) made by any Borrower or any Guarantor herein or in any other Loan Document (or by any Responsible Officer of such Borrower) in writing under or in connection with this Agreement or any other Loan Document or any instrument executed in connection herewith (including representations and warranties deemed made pursuant to Section 4.02) shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement set forth in Sections 5.02, 5.03, or 5.08, and such failure continues for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to Williams (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of any Borrower shall have knowledge of such failure;

(f) any Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) (d), or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent to Williams (which notice will be given at the request of the Required Lenders);

(g) any Borrower or any Material Subsidiary of such Borrower shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of such Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of such Borrower or such Material Subsidiary (as the case may be)) in excess of $150,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement of such Material Indebtedness that is a default (in each case, other than a failure to pay specified in clause (i) of this subsection (g)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (g) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due; provided, that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary of such Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary of such Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary of such Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any Material Subsidiary of such Borrower or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary of such Borrower shall admit in writing its inability to pay its debts generally;

(k) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $150,000,000 shall be rendered against any Borrower or any Material Subsidiary of such Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower or any such Material Subsidiary of such Borrower to enforce any such judgment;

(l) an ERISA Event shall have occurred and, thirty (30) days after notice thereof shall have been given to any Borrower by the Administrative Agent, such ERISA Event shall still exist, and such ERISA Event, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any Borrower or any Material Subsidiary or ERISA Affiliate of such Borrower shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), would reasonably be expected to result in a Material Adverse Effect;

(n) any Borrower or any Material Subsidiary or ERISA Affiliate of such Borrower shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan or is being terminated, within the meaning of Title IV of ERISA, if as a result of such termination the aggregate annual contributions of the Borrowers and their respective ERISA Affiliates to all Multiemployer Plans which are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount that would reasonably be expected to result in a Material Adverse Effect;

(o) a Change in Control shall occur; or

(p) if any Guaranty of a Material Subsidiary is required to be in effect pursuant to Section 5.09(a) and prior to any release of such Guaranty pursuant to Section 5.09(b), (i) such Guaranty for any reason is not a legal, valid, binding and enforceable obligation of such Guarantor party thereto for more than five (5) days or (ii) any Borrower or any Guarantor shall so state in writing that such Guaranty for any reason is not a legal, valid, binding and enforceable obligation of such Guarantor;

then:

(i) in the case of any such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuation of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrowers or applicable Borrower, take any of the following actions, at the same or different times: (A) terminate the Aggregate Commitments, the commitments of the Swing Line Lender and Letter of Credit Commitments, and thereupon the Aggregate Commitments, the commitments of the Swing Line Lender, and the Letter of Credit Commitments shall terminate immediately, and (B) declare the Loans owed by the applicable Borrower as to which an Event of Default has occurred and is continuing (or if such Event of Default occurred and is continuing with respect to a Guarantor, the applicable Borrower whose obligations hereunder are guaranteed by such Guarantor) are to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(ii) in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, (A) the Borrower Sublimit of the Borrower as to which such Event of Default has occurred and is outstanding, the obligations of each Lender to make Loans to such Borrower, obligation of the Swing Line Lender to make Swing Line Loans to such Borrower, and of each Issuing Bank to issue a Letter of Credit for or on behalf of such Borrower shall be automatically terminated and (B) the principal of the Loans of such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations owed by the applicable Borrower as to which such Event of Default has occurred and is continuing shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and

(iii) in the case of any such event with respect to any Borrower, and at any time thereafter during the continuation of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrowers or applicable Borrower, exercise on behalf of itself, the Lenders, the Swing Line Lender and the Issuing Banks any other rights and remedies available to it, the Lenders, the Swing Line Lender and the Issuing Banks under the Loan Documents, including the rights under Section 2.06(j)(i), in each case with respect to the Borrower as to which such Event of Default has occurred.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority. Each Lender Party hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and no Borrower or Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Administrative Agent Individually.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

(b) Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) and may engage in the Activities with or on behalf of one or more of the Borrowers or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrowers or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.

(c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

Section 8.03 Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code or other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or other debtor relief law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.03 or Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrowers (such notice not to be effective until 30 days have lapsed). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may, with the Borrower’s approval, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, shall have capital and surplus equal to or greater than $500,000,000. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrowers and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Williams to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Williams and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.03) may by notice to the Borrowers and such Person remove such Person as Administrative Agent and, in with the consent of the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed). Any resignation by the Administrative Agent pursuant to this Section 8.06 shall, unless otherwise agreed, also constitute its resignation as Swing Line Lender.

Section 8.07 Non-Reliance on Administrative Agent and Other Lender Parties.

(a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including Tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Bookrunners, Joint Lead Arrangers or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.

Section 8.09 Trust Indenture Act. In the event that Wells Fargo Bank, National Association or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Borrower or any Guarantor, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of such Borrower or such Guarantor hereunder or under any other Loan Document by or on behalf of Wells Fargo Bank, National Association in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Wells Fargo Bank, National Association or an Affiliate of Wells Fargo Bank, National Association) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 8.10 Resignation of an Issuing Bank. If a Lender becomes, and during the period it remains, a Defaulting Lender, and Commitments have not been fully reallocated pursuant to Section 2.06(k), an Issuing Bank and/or the Swing Line Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as an Issuing Bank or as Swing Line Lender, respectively, effective at the close of business New York time on a date specified in such notice; provided, that such resignation by an Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank; and provided, further, that such resignation by the Swing Line Lender will have no effect on its rights in respect of any outstanding Swing Line Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swing Line Loan.

Section 8.11 Certain ERISA Matters.

(a) Each Lender Party (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Subsidiary of a Borrower, that at least one of the following is and will be true:

(i) such Lender Party is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments, or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender Party is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender Party, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender Party.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender Party or (2) a Lender Party has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender Party further (x) represents and warrants, as of the date such Person became a Lender Party party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Subsidiary of a Borrower, that:

(i) none of the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender Party involved in such Lender Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender Party with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender Party with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender Party with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Joint Lead Arranger hereby informs the Lender Parties that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender Party or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.12 Erroneous Payments.

(a) Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or any Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, or a later date determined by the Administrative Agent in its sole discretion, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.05 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Loans or other obligations owed by any Borrower under any Loan Document, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from such Borrower for the purpose of making a payment on the Loans or other obligations owing by such Borrower under the Loan Documents and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Loans or other obligations, the Loans or other obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 8.12 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to Williams or any other Borrower, to it at The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172-0172, Attention of Treasurer (fax number 918-573-1167);

(ii) if to the Administrative Agent or the Swing Line Lender, to Wells Fargo Bank, National Association, 1525 W. WT Harris Blvd., Charlotte, North Carolina 28262, Attn: Wells Fargo Agency Services (email address: agencyservices.requests@wellsfargo.com), with a copy to Wells Fargo Bank, National Association, 1000 Louisiana Street, 12th Floor, Houston, Texas 77002, Attn: Nathan Starr (email address: nathan.starr@wellsfargo.com);

(iii) if to any Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire; and

(iv) if to any other Lender Party, to it at its address (or fax number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of any Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowers shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to agencyservices.requests@wellsfargo.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrowers. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to the Borrowers in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 9.02 Posting of Approved Electronic Communications.

(a) Each of the Lender Parties and the Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on Debt Domain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time, each of the Lender Parties and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, each of the Lender Parties and the Borrowers hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lender Parties and the Borrowers agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.03 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender (provided that, for the avoidance of doubt, this clause (i) shall not be deemed to be applicable to an increase of a Borrower Sublimit), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (and, for the avoidance of doubt, a Declining Lender shall not be affected by an extension of the Maturity Date by Extending Lenders in accordance with Section 2.04), (iv) except as contemplated in Section 2.04(e), change any provision in a manner that would alter the pro rata sharing of payments or other pro rata treatment of Lenders required thereby or modify any payment waterfall in a manner that would have the effect of altering the pro rata sharing of payments or other pro rata treatment of Lenders, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release any Guarantor from its obligation under any Guaranty except as permitted pursuant to Section 5.09(b) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank, or the Swing Line Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swing Line Lender, as the case may be. Except as provided herein, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver referred to in clauses (i) through (v) or the proviso above or that would alter the terms of this proviso shall require the consent of such Defaulting Lender to the extent such Defaulting Lender is affected thereby. Notwithstanding anything to the contrary herein, the Borrowers and the Administrative Agent may amend this agreement to incorporate and reflect any Benchmark Replacement and any related Benchmark Replacement Conforming Changes contemplated by Section 2.14, which amendments may be effectuated without requiring the consent of any Lender except to the extent required by Section 2.14.

(c) Notwithstanding anything to the contrary herein, the Administrative Agent and Williams may amend any Loan Document to correct any obvious errors, mistakes, omissions, defects or inconsistencies of a technical or immaterial nature, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and Williams.

Section 9.04 Expenses; Indemnity; Damage Waiver

(a) (i) Williams agrees to pay, within 30 days of receipt by Williams of request therefor, all reasonable out-of-pocket costs and expenses of the Joint Lead Arrangers, the Administrative Agent and the Issuing Banks in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement, the Letters of Credit, the Notes, or any other Loan Document and the other documents to be delivered under this Agreement, including the reasonable fees and out-of-pocket expenses of Bracewell LLP, counsel for the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, the Notes and any other Loan Document and the reasonable costs and expenses of the Issuing Banks in connection with any Letter of Credit, and (ii) Williams agrees to pay, on demand all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), of the Administrative Agent, the Issuing Banks and each Lender in connection with the enforcement (after the occurrence and during the continuance of an Event of Default and whether through negotiations (including formal workouts or restructurings), legal proceedings or otherwise) against any Borrower or any Guarantor of any Loan Document.

(b) Each Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Issuing Banks, the Swing Line Lender, the Joint Lead Arrangers, each Lender (other than any Defaulting Lender) and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by one Lender (or its successors or assignees) against another Lender) arising out of, related to or in connection with (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Borrower or any Subsidiary thereof of any Environmental Law or any other law, rule, regulation or order, (iii) any Loan, any Letter of Credit or the use or proposed use of the proceeds of any Loan or Letter of Credit, (iv) any of the Aggregate Commitments or the commitments of the Swing Line Lender, or (v) any investigation, litigation or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE RESULTED FROM (i) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY OR (EXCEPT WITH RESPECT TO THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH) MATERIAL BREACH BY SUCH INDEMNIFIED PARTY OF ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT, IN EACH CASE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT or (ii) DISPUTES SOLELY AMONG THE LENDERS OTHER THAN AS A RESULT OF ANY ACT OR OMISSION BY WILLIAMS OR ANY OF ITS AFFILIATES

(EXCLUDING FOR THE AVOIDANCE OF DOUBT, CLAIMS AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH)). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 9.04(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. This Section 9.04 shall not apply to Taxes unless those Taxes represent losses, claims, damages, etc. arising as a result of a non-Tax claim that is otherwise subject to the indemnity contained in this Section 9.04.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swing Line Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to the Administrative Agent, the Swing Line Lender or the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swing Line Lender or such Issuing Bank in its capacity as such.

(d) To the fullest extent permitted by applicable law, no party shall assert, and each party hereby waives, any claim against any other party or any Indemnified Party, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that the foregoing limitation shall not be deemed to impair or affect the indemnification obligations of the Borrower under the Loan Documents. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent caused by such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 9.05 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this

Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, (1) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time of such assignment, Williams otherwise consents (each such consent not to be unreasonably withheld or delayed) and (2) such partial assignment shall result in the assignor retaining a Commitment of not less than $10,000,000.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and each assignment for any Borrower shall be made only if the same percentage of Commitments of the assigning Lender for each of the other Borrowers and the same percentage of LC Exposure of the assigning Lender are simultaneously assigned by the assigning Lender to the same Eligible Assignee pursuant to the same Assignment and Acceptance.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Williams (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its discretion and shall, in any event, not be payable by Williams), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any Borrower or any Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons or a Defaulting Lender. No such assignment shall be made to a natural person or a Defaulting Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any purported assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05(b) shall be void, and any such purported assignment or transfer shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Credit Exposure, and principal amounts of the Loans owing to (and stated interest thereon), each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender Party as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an executed Assignment and Acceptance, together with any Note subject to such assignment, and the payment of any processing and registration fee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the Swing Line Lender or the Issuing Banks, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender receives the documentation required under Section 2.17(f) from such Participant (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender), (iv) such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintains a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), which Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary;

provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form for federal income Tax purposes (including under Section 5f.103-1(c) of the United States Treasury Regulations) or as otherwise required by law, and (v) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.03(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof.

Section 9.07 Counterparts; Integration; Effectiveness; Electronic Execution

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lender Parties and any of the Borrowers, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such obligations of such Borrower or any Guarantor may be owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness, provided that demand has been made to the applicable Borrower for payment of such obligations. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its respective properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to the extent used in connection with the administration of this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) during the existence of an Event of Default, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to any Borrower and its respective obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) any assignee in connection with any pledges permitted by Section 9.05(f), (g) with the consent of Williams, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to the Borrowers or any of their respective Subsidiaries or any of their respective businesses or from the Administrative Agent relating to the Borrower or any of their Subsidiaries, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries or the Administrative Agent, as applicable. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14 Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain material non-public information with respect to the Borrowers or their securities (such material non-public information, “Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties nor the Borrowers nor any of their Related Parties, shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information (except with respect to the Borrowers and their Related Parties, pursuant to Section 9.14(b)), nor shall the Administrative Agent or any of its Related Parties nor the Borrowers nor any of their Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties nor the Borrowers nor any of their Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Borrower or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b) Each Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.14) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by any Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrowers or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.14 shall modify or limit a Lender Party’s obligations under Section 9.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 9.14 are designed to assist the Administrative Agent, the Lender Parties and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Borrower’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by any Borrower or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Borrower assumes the risks associated therewith.

Section 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.16 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

Section 9.17 USA Patriot Act Notice. Each Lender Party and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act or any other anti-money laundering laws, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name, address, and Tax identification numbers of such Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify each Borrower in accordance with the PATRIOT Act or such other anti-money laundering laws. Each Borrower shall, following a request by the Administrative Agent or any Lender Party, provide all documentation and other information that the Administrative Agent or such Lender Party reasonably requests in order to comply with its ongoing obligations under applicable “know your customer,” the Beneficial Ownership Regulation, and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Lenders are and have been acting solely as principals and are not the financial advisors, agents or fiduciaries, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) the Administrative Agent and the Lenders have not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and the Administrative Agent and the Lenders have no obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and the Administrative Agent and the Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency (other than against the Administrative Agent acting in its administrative capacity) or fiduciary duty; provided, however that it being understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.21 Amendment and Restatement.

This Agreement shall become effective on the Effective Date and shall amend and restate, supersede, and replace the Existing Credit Agreement. All outstanding obligations under the Existing Credit Agreement on the Effective Date (and which have not been repaid on the Effective Date) shall continue to remain outstanding under this Agreement. From and after the date hereof, all references made to the Existing Credit Agreement in any Loan Document or in any other instrument or document shall, be deemed to refer to this Agreement. This amendment and restatement of the Existing Credit Agreement shall operate to renew, amend, and modify the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof.

Section 9.22 Assignment and Assumption of Assigned Interest.

(a) Concurrently with the effectiveness of this Agreement, (i) Credit Agricole Corporate and Investment Bank, Credit Suisse AG, Cayman Islands Branch, and Compass Bank (each a “Departing Lender” and, collectively, the “Departing Lenders”) each wishes to assign its rights and obligations as an Existing Lender under the Existing Credit Agreement to the Lenders (including the Entering Lender) under this Agreement and to no longer be a party to the Existing Credit Agreement pursuant to departing lender agreements executed by the Departing Lenders and otherwise in form and substance satisfactory to the Administrative Agent (each a “Departing Lender Agreement” and, collectively, the “Departing Lender Agreements”) and (ii) Credit Suisse AG, New York Branch (an “Entering Lender”) wishes to join this Agreement as a Lender.

(b) The Existing Lenders (other than the Departing Lenders) and the Entering Lender hereby agree to assign and assume, as applicable, the outstanding “Loans” (as defined in the Existing Credit Agreement, the “Existing Loans”), if any, and “Commitments” (as defined in the Existing Credit Agreement, the “Existing Commitments”), as well as the participations in the “LC Exposure” (as defined in the Existing Credit Agreement, the “Existing LC Exposure”) and the “Swing Line Loan Exposure” (as defined in the Existing Credit Agreement, the “Existing Swing Line Loan Exposure”), to the extent necessary for each Lender (including the Entering Lender) to have (i) the Commitment set forth for such Lender on Schedule 2.01 hereto and (ii) a participation in the LC Exposure and Swing Line Loan Exposure in an amount equal to its Pro Rata Share of the LC Exposure and the Swing Line Loan Exposure, and the Entering Lender hereby agrees to be bound by the provisions of this Agreement as a Lender hereunder and, to the extent of such Entering Lender’s Pro Rata Share after giving effect to the assignment and assumption effected and contemplated by this Section 9.22, shall have the obligations of a Lender under this Agreement. Each of the Administrative Agent, the Lenders (including the Entering Lender), the Swing Line Lender, the Issuing Banks, and each Borrower consents to the assignments and assumptions described in this Section 9.22. As of the Effective Date and after giving effect to this Agreement, the Commitments of the Lenders (including the Entering Lender) shall be as set forth on Schedule 2.01 hereto, and the Existing Commitments of the Departing Lenders shall terminate.

(c) The assignments and assumptions among the Existing Lenders (other than the Departing Lenders) and the Entering Lender described in this Section 9.22 shall be deemed to have been consummated pursuant to the terms of the Assignment and Acceptance attached as Exhibit A to the Existing Credit Agreement as if such Existing Lenders and the Entering Lender had executed such Assignment and Acceptance with respect to such assignments and assumptions. The Administrative Agent hereby waives the processing and recordation fee set forth in Section 9.05(b)(iv) of the Existing Credit Agreement with respect to the assignments and assumptions contemplated by this Section 9.22. The Existing Lender (other than the Departing Lenders) hereby waive any rights to receive any payments under Section 2.16 of the Existing Credit Agreement as a result of the payments made pursuant to this Section 9.22. The Lenders (including the Entering Lender) shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to the assignments and assumptions contemplated by this Section 9.22.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Peter S. Burgess

Name: Peter S. Burgess
Title: VP Treasury & Insurance and Treasurer

NORTHWEST PIPELINE LLC

By:	/s/ Peter S. Burgess

Name: Peter S. Burgess
Title: Treasurer

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:	/s/ Peter S. Burgess

Name: Peter S. Burgess
Title: Treasurer

Signature Page to Credit Agreement

The Williams Companies, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as an Issuing Bank

By:	/s/ Nathan Starr

Name:	Nathan Starr

Title:	Director

Signature Page to Credit Agreement

The Williams Companies, Inc.

BANK OF AMERICA, N.A., as a Lender and as an Issuing Bank

By:	/s/ Tommy Nguyen

Name:	Tommy Nguyen

Title:	Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender and as an Issuing Bank

By:	/s/ Joe Lattanzi

Name:	Joe Lattanzi

Title:	Managing Director

Signature Page to Credit Agreement

The Williams Companies, Inc.

BARCLAYS BANK PLC, as a Lender and as an Issuing Bank

By:	/s/ Sydney G. Dennis

Name:	Sydney G. Dennis

Title:	Director

Signature Page to Credit Agreement

The Williams Companies, Inc.

CITIBANK, N.A., as a Lender and as an Issuing Bank

By:	/s/ Maureen P. Maroney

Name:	Maureen P. Maroney

Title:	Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

JPMORGAN CHASE BANK, N.A., as a Lender and as an Issuing Bank

By:	/s/ Tom K. Martin

Name:	Tom K. Martin

Title:	Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

MIZUHO BANK, LTD., as a Lender and as an Issuing Bank

By:	/s/ Edward Sacks

Name:	Edward Sacks

Title:	Executive Director

Signature Page to Credit Agreement

The Williams Companies, Inc.

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and as an Issuing Bank

By:	/s/ Michael King

Name:	Michael King

Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

MUFG BANK, LTD., as a Lender and as an Issuing Bank

By:	/s/ Anastasiya Bykov

Name:	Anastasiya Bykov

Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

ROYAL BANK OF CANADA, as a Lender and as an Issuing Bank

By:	/s/ Jay T. Sartain

Name:	Jay T. Sartain

Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Trudy Nelson

Name:	Trudy Nelson

Title:	Authorized Signatory

By:	/s/ Scott W. Danvers
Name:	Scott W. Danvers
Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr

Name:	Doreen Barr

Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs

Name:	Jessica Gavarkovs

Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu

Name:	Ming K. Chu Ming.k.chu@db.com

Title:	Director +1(212)250-5451

By:	/s/ Marko Lukin

Name:	Marko Lukin Marko.lukin@db.com

Title:	Vice President +1(212)250-7283

Signature Page to Credit Agreement

The Williams Companies, Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer L Shafer

Name:	Jennifer L Shafer

Title:	Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jeffrey Cobb

Name:	Jeffrey Cobb

Title:	Director

Signature Page to Credit Agreement

The Williams Companies, Inc.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Brian MacFarlane

Name:	Brian MacFarlane

Title:	Authorized Signatory

Signature Page to Credit Agreement

The Williams Companies, Inc.

TRUIST BANK, as a Lender

By:	/s/ Samantha Sanford

Name:	Samantha Sanford

Title:	Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shawn O’Hara

Name:	Shawn O’Hara

Title:	Senior Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

BOKF, N.A. DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ J. Nick Cooper

Name:	J. Nick Cooper

Title:	Senior Vice President

Signature Page to Credit Agreement

The Williams Companies, Inc.

SCHEDULE 2.01

Commitments/Letter of Credit Commitments

Lender	Commitment	Letter of Credit Commitment
Wells Fargo Bank, National Association	$210,000,000	$50,000,000
Bank of America, N.A.	$210,000,000	$50,000,000
The Bank of Nova Scotia, Houston Branch	$210,000,000	$50,000,000
Barclays Bank PLC	$210,000,000	$50,000,000
Citibank, N.A.	$210,000,000	$50,000,000
JPMorgan Chase Bank, N.A.	$210,000,000	$50,000,000
Mizuho Bank, Ltd.	$210,000,000	$50,000,000
Morgan Stanley Bank, N.A.	$210,000,000	$50,000,000
MUFG Bank, Ltd.	$210,000,000	$50,000,000
Royal Bank of Canada	$210,000,000	$50,000,000
Canadian Imperial Bank of Commerce, New York Branch	$193,750,000
Credit Suisse AG, New York Branch	$193,750,000
Deutsche Bank AG New York Branch	$193,750,000
PNC Bank, National Association	$193,750,000
Sumitomo Mitsui Banking Corporation	$193,750,000
The Toronto-Dominion Bank, New York Branch	$193,750,000
Truist Bank	$193,750,000
U.S. Bank National Association	$193,750,000
BOKF, N.A. dba Bank of Oklahoma	$100,000,000
TOTAL	$3,750,000,000	$500,000,000

SCHEDULE 2.06

Existing Letters of Credit

None.

SCHEDULE 6.04

Restrictive Agreements

None.